Exhibit 99



                HARBOR FLORIDA BANCSHARES, INC. AND SUBSIDIARIES
                             INDEX TO ANNUAL REPORT





                                                                     Page
Selected Consolidated Financial Data                                   2
Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                         5
Independent Auditor's Report                                          18
Consolidated Statement of Financial Condition - September 30,
     1998 and 1997                                                    19
Consolidated Statements of Earnings -  Years ended September
     30, 1998, 1997, and 1996                                         20
Consolidated Statements of Stockholders' Equity - Years ended
     September 30, 1998, 1997, and 1996                               21
Consolidated Statement of Cash Flows -Years ended September
     30, 1998, 1997, and 1996                                         23
Notes to the Consolidated Financial Statements                        24




All schedules are omitted as they are not required or are not  applicable or the
required  information  is  shown  in  the  applicable   consolidated   financial
statements or notes thereto.

                                                                      Exhibit 99


SELECTED CONSOLIDATED
FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                               SEPTEMBER 30,
                               1998       1997      1996       1995      1994
                               ----       ----      ----       ----      ----
                                            (IN THOUSANDS)

Total assets............... $1,350,583 $1,131,024 $1,057,443  $886,570 $808,110
Loans (net) (1)............    944,700    834,270    765,019   631,307  576,406
Federal funds sold.........     20,000        250     16,075    12,825    7,400
Investment securities (2)..    101,505     52,553     53,493    25,186   40,286
Mortgage-backed securities.    201,049    176,854    153,293   164,759  120,099
Real estate owned..........      2,534      2,314      3,118     2,786    2,522
Deposits...................    918,126    911,576    851,853   720,981  673,830
FHLB advances..............    145,000    100,000     95,000    65,000   45,000
Other borrowings...........        ---        475        674       974    1,273
Stockholders' equity.......    263,719     96,802     84,832    77,500   68,251

(1) Excludes loans held for sale of $714,000, $141,000, $4.9 million, $1 million, and $25,000, as of September 30, 1998, 1997, 1996, 1995,
         and 1994, respectively.
(2) Includes investments available for sale of $71.5 million, $47.6 million and $33.5 million in 1998, 1997 and 1996, respectively.

                                                                      Exhibit 99


SELECTED CONSOLIDATED OPERATING DATA

                                                               YEARS ENDED SEPTEMBER 30,
                                                   1998        1997       1996        1995        1994
                                                  -------    --------   --------    --------    --------
                                                            (IN THOUSANDS)
Interest income ..............................   $ 95,158    $ 84,814   $ 74,357    $ 64,884    $ 56,084
Interest expense .............................     46,658      45,159     39,114      33,280      26,276
                                                 --------    --------   --------    --------    --------
    Net interest income ......................     48,500      39,655     35,243      31,604      29,808
 Provision for (recovery of) loan losses .....        297         782        (76)        460       1,553
                                                 --------    --------   --------    --------    --------
 Net interest income after provision for loan
    losses ...................................     48,203      38,873     35,319      31,144      28,255
                                                 --------    --------   --------    --------    --------
Other income:
    Income (loss) from real estate operations         (41)        145       (301)        (40)      1,250
    Gain (loss) on sale of mortgage loans ....        142         188        (40)         91         118
    Other ....................................      5,749       3,880      3,226       2,856       2,701
                                                 --------    --------   --------    --------    --------
         Total other income ..................      5,850       4,213      2,885       2,907       4,069
                                                 --------    --------   --------    --------    --------
Other expenses:
    Compensation and benefits ................     14,282      11,931     10,690      10,048       9,433
    Professional fees ........................        589         599        527         699       1,137
    SAIF deposit insurance premium ...........        572         785      6,300       1,556       1,672
    Other ....................................      9,001       7,833      6,615       5,895       5,624
                                                 --------    --------   --------    --------    --------
         Total other expenses ................     24,444      21,148     24,132      18,198      17,866
                                                 --------    --------   --------    --------    --------
 Income before income taxes ..................     29,609      21,938     14,072      15,853      14,458
Income tax expense ...........................     12,243       8,611      5,432       5,958       5,254
                                                 --------    --------   --------    --------    --------
 Income before extraordinary  item and
    cumulative effect of change in accounting
    principle ................................     17,366      13,327      8,640       9,895       9,204
Extraordinary item (1) .......................       --          --         --          --        (1,342)
 Cumulative effect on prior years  of
    changing to a different method of
    accounting for income taxes ..............       --          --         --          --         1,935
                                                 --------    --------   --------    --------    --------
Net income ...................................   $ 17,366    $ 13,327   $  8,640    $  9,895    $  9,797
                                                 ========    ========   ========    ========    ========

(1)      Extinguishment of FHLB advances for year 1994.

                                                                      Exhibit 99

SELECTED FINANCIAL RATIOS


                                                                                     AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                          1998       1997      1996     1995     1994
                                                          ----       ----      ----     ----     ----
PERFORMANCE RATIOS:
    Return on average assets (1) .............        1.40%     1.22%      .91%     1.16%     1.25%

    Return on average stockholders' equity (1)        9.34     14.72     10.51     13.61     16.85

    Net interest rate spread .................        3.40      3.36      3.40      3.42      3.68

    Net yield on average interest-earning
         assets ..............................        4.04      3.72      3.79      3.80      3.92

    Noninterest expense to average assets (1)         1.97      1.93      2.53      2.14      2.27

    Net interest income to noninterest
         expense (1) .........................        1.98      1.88      1.46      1.74      1.67

    Average interest-earnings assets to
         average interest-bearing liabilities       116.54    108.33    109.24    109.58    106.94

    Efficiency Ratio (1) .....................       46.87     48.83     62.83     52.76     54.81



ASSET QUALITY RATIOS:

    Nonperforming assets to total assets .....         .37       .43       .50       .71       .85

    Allowance for loan losses to total loans .        1.25      1.40      1.44      1.60      1.64

    Allowance for loan losses to
          nonperforming loans ................      483.13    453.11    507.25    286.70    329.74

    Allowance for losses on real estate
         owned to total real estate owned ....       20.01     19.99     35.45     40.00     33.37



CAPITAL RATIOS:

    Average stockholders' equity to average
         assets ..............................       15.01      8.26      8.62      8.54      7.40

    Stockholders' equity to assets at period
         end .................................       19.53      8.56      8.02      8.74      8.45


(1) Year ended September 30, 1996 includes one-time SAIF special assessment expense of $4.6 million, $2.8 million net of tax. Without the one-time SAIF special assessment, return on average assets would have been 1.20%, return on average equity would have been 13.92%, noninterest expense to average assets would have been 2.05%, net interest income to noninterest expense would have been 1.80% and the efficiency ratio would have been 50.97%.

                                                                     Exhibit 99

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain "forward-looking statements." Harbor Florida Bancshares, Inc (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company's markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

GENERAL

The Company results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Company's noninterest income consists primarily of fees and service charges, gains on sale of mortgage loans and, depending on the period, real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and federal deposit insurance premiums. Its results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

MARKET RISK AND ASSET AND LIABILITY MANAGEMENT

The Company attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or reprices within that time period. Interest rate sensitivity analysis, also known as "gap" analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period compared to the amount of interest-bearing liabilities expected to mature or reprice within that time period. An interest rate sensitive "gap" is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A "gap" is considered negative when the amount of interest rate sensitive liabilities exceed the amount of interest rate sensitive assets that mature or reprice within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for paying loans off prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity "gap" can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative "gap" can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 1998, the Company's cumulative one year interest rate sensitivity "gap" was negative 2.62%.

In addition to interest rate sensitivity analysis, the Company monitors interest rate risk exposure with the use of computerized simulation models. The computerized models simulate the effect of rising and falling interest rate levels on the Company's net interest income and net economic value. The Company's Board of Directors reviews the simulation results on a quarterly basis to ensure that simulated fluctuations of net interest income and net economic value remain within limits established in the Company's interest rate risk management policy.

                                                                      Exhibit 99

The Board of Directors has established an asset/liability committee which consists of the Company's president and senior Company officers. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (c) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (d) the Company has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of shorter-term investments which are expected to increase in yield as interest rates rise.

                                                                      Exhibit 99

INTEREST RATE SENSITIVITY

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates as of September 30, 1998. For borrowings, the table presents principal cash flows by expected maturity dates.

                                                                     More than
                                            Four to    More than     three years
                                Within       twelve   one year to     to five   Over five
                             three months    months   three years      years      years       Total

                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets (1):
    Mortgage loans (2)
       Fixed rate............   $ 28,178     $ 84,532    $158,511    $ 98,654  $ 159,654    $ 529,529
       Adjustable rate.......     44,885      143,221      28,905      93,279      7,583      317,873
    Other loans (2):
       Fixed rate............      7,296       21,888      29,844      11,698      7,451       78,177
       Adjustable rate.......     23,264        8,389         ---          --         --       31,653
    Mortgage-backed
       securities:
       Fixed rate (3)........     16,296       48,885      59,633      25,688     27,493      177,995
       Adjustable rate.......      2,426       20,628          --          --         --       23,054
    Investment securities
       and other assets......     58,114       30,092      60,960          --         --      149,166
                               ---------     --------   ---------   ---------  ---------   ----------
         Total...............  $ 180,459    $ 357,635   $ 337,853   $ 229,319  $ 202,181   $1,307,447
                               ---------    ---------   ---------   ---------  ---------   ----------
Interest-bearing liabilities:
    Deposits (4):
       NOW accounts..........  $   6,013     $ 18,039   $  23,090   $   8,312  $   4,675   $   60,129
       Passbook accounts.....     13,905       41,714      31,147       4,983        949       92,698
       Money market
         accounts............      8,215       24,644       7,886         315         14       41,074
       Certificates of
         deposits............    146,353      314,625     158,980      38,018        866      658,842
    Borrowings...............        ---          ---       5,000      32,000    108,000      145,000
                               ---------    ---------   ---------  ----------  ---------   ----------
         Total...............  $ 174,486    $ 399,022   $ 226,103  $   83,628  $ 114,504   $  997,743
                               ---------    ---------   ---------  ----------  ---------   ----------
 Excess (deficiency) of
    interest earning assets
    over interest-bearing
    liabilities..............   $  5,973    $ (41,387)  $ 111,750   $ 145,691  $  87,677   $ 309,704
                                 =======   ===========  =========   =========   ========    =========
 Cumulative excess
    (deficiency) of interest-
    earning assets over
    interest-bearing
    liabilities..............    $ 5,973    $ (35,414)   $ 76,336   $ 222,027  $ 309,704
                                 =======    ==========   ========   =========  =========
 Cumulative excess
    (deficiency) of interest-
    earning assets over
    interest-bearing
    liabilities as a percent of
    total assets.............      .44%       (2.62)%      5.65%       16.44%     22.93%
                                  ====       =======      =====       ======     ======

--------------------------
(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to take into account estimated prepayments. Estimated prepayment statistics were obtained from

                                                                      Exhibit 99

    the research department of a primary securities dealer. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 11% to 57%, based on the coupon rate, were used.
(2) Balances have been reduced for loans in process and deferred loan fees and discounts which aggregated to $49.9 million at September 30, 1998. Nonperforming loans aggregating $2.4 million were included in the within three month repricing period.
(3) Fixed rate mortgage-backed securities include amortizing securities that balloon 5 years and 7 years from original issue date. Balloon securities amounted to $107.9 million at September 30, 1998.
(4) The Company's negotiable order of withdrawal ("NOW") accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company's NOW accounts, passbook savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been $116.8 million or 8.65% of total assets.

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

ANALYSIS OF NET INTEREST INCOME

The Company's earnings have historically depended primarily upon the Company's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The following tables present an analysis of certain aspects of the Company's operations during the periods indicated. The first table presents the average balances of, and the interest and dividends earned or paid on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees which are considered adjustments to yields.

                                                                      Exhibit 99


                                                                                 Years Ended September 30,
                                             1998                                 1997                                  1996
                                Average  Interest &     Yield/      Average  Interest &    Yield/    Average   Interest &    Yield/
                                Balance   Dividends      Rate       Balance   Dividends     Rate     Balance   Dividends      Rate
                                -------   ---------      ----       -------   ---------     ----     -------   ---------      ----
                                                                           (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets (1):
  Federal funds sold .....  $    7,959   $      448      5.63%  $    7,404   $      399     5.39%  $   12,679  $      669     5.28%
  Interest-bearing
    deposits .............      40,531        2,233      5.51       29,674        1,614     5.44       24,062       1,320     5.49
  Investment securities ..      82,076        4,945      6.02       63,743        3,866     6.07       39,825       2,462     6.18
  Mortgage-backed
    securities ...........     173,177       11,301      6.53      153,347       10,088     6.58      152,895      10,155     6.64
  Mortgage loans .........     791,491       66,329      8.38      718,319       60,000     8.35      620,166      52,237     8.42
  Other loans ............     105,287        9,902      9.40       94,634        8,847     9.35       79,875       7,514     9.41
                            ----------   ----------   -------   ----------   ----------  -------   ----------  ----------  -------
    Total interest-earning
       assets ............   1,200,521       95,158      7.93    1,067,121       84,814     7.94      929,502      74,357     8.00
                                             ------      ----                    ------     ----                   ------     ----

Noninterest earning
  assets .................      38,155                              29,575                             24,481
                                ------                              ------                             ------

Total assets .............   1,238,676                           1,096,696                            953,983
                             =========                           =========                            =======

LIABILITIES AND
STOCKHOLDERS' EQUITY:
Interest-bearing
  liabilities
  Deposits:
    Transaction accounts .  $  158,723   $    1,894      1.19%  $  138,721   $    1,896     1.37%  $  118,398  $    1,724     1.46%
    Passbook savings .....      87,760        1,674      1.91       77,707        1,356     1.75       79,617       1,506     1.89
    Official checks ......       8,004         --         .00        5,612         --        .00        6,400        --        .00
    Certificate savings ..     670,628       36,651      5.47      663,143       35,892     5.41      570,518      31,210     5.47
                            ----------   ----------   -------   ----------   ----------  -------   ----------  ----------  -------
    Total deposits .......     925,115       40,219      4.35      885,183       39,144     4.42      774,933      34,440     4.44
  FHLB advances ..........     104,877        6,419      6.12       99,342        5,962     6.00       75,096       4,593     6.12
  Other borrowings .......         167           20     11.87          561           53     9.48          857          81     9.47
                               -------       ------      ----      -------       ------     ----      -------      ------     ----
Total interest-bearing
  liabilities ............   1,030,159       46,658      4.53      985,086       45,159     4.58      850,886      39,114     4.60
                                             ------      ----                    ------     ----                   -------   -----
Noninterest-bearing
  liabilities ............      22,648                              21,045                             20,863
                                ------                              ------                             ------
Total liabilities ........   1,052,807                           1,006,131                            871,749
Stockholders' equity .....     185,869                              90,565                             82,234
                               -------                              ------                             ------
Total liabilities and
  stockholders' equity ...   1,238,676                           1,096,696                            953,983
                             =========                           =========                            =======
Net interest income/
  interest rate
  spread (2) .............               $   48,500      3.40%                  $39,655    3.36%                $   35,243     3.40%
         ==                              ==========      -----                  =======    -----                ==========     -----
Net interest-earning
 assets/net interest

 margin (3) ..............  $  170,362                   4.04%     $82,035                 3.72%      $78,616                  3.79%
        ==                  ==========                   -----     =======                 -----      =======                  -----
Interest-earning assets
  to interest-bearing
  liabilities ............                             116.54%                           108.33%                             109.24%
                                                       -------                           -------                             -------

(1)  Average  balances and rates include  nonaccruing  loans.

(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.

(3) Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest margin increase in 1998 is due primarily to interest earned on cash proceeds from the conversion of Harbor Financial, M.H.C. and concurrent stock offering.

                                                                      Exhibit 99

RATE/VOLUME ANALYSIS

The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities influences the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                                                                    Years Ended September 30,
                                                                       Increase (Decrease)
                                    1998 vs. 1997                         1997 vs. 1996                        1996 vs. 1995
                                    -------------                         -------------                        -------------
                              Volume      Rate         Net      Volume        Rate         Net      Volume         Rate         Net
                              ------      ----         ---      ------        ----         ---      ------         ----         ---
                                                                      (IN THOUSANDS)
Interest income:
  Interest-bearing
    deposits ...........   $    638    $     30    $    668    $     21    $      3    $     24    $    194    $    (74)    $   120
  Investment securities       1,086          (7)      1,079       1,424         (20)      1,404        (202)        312         110
  Mortgage-backed
    securities .........      1,294         (81)      1,213          29         (96)        (67)        360         182         542
  Mortgage loans .......      6,207         122       6,329       8,259        (496)      7,763       6,681         673       7,354
  Nonmortgage loans:
    Commercial loans ...        417         (22)        395          85         (72)         13          46        (110)        (64)
    Consumer loans .....        601          59         660       1,289          31       1,320       1,305         106       1,411
                           --------    --------    --------    --------    --------    --------    --------    --------    --------
Total interest income ..     10,243         101      10,344      11,107        (650)     10,457       8,384       1,089       9,473
                           --------    --------    --------    --------    --------    --------    --------    --------    --------

Interest expense:
  Deposits:
    Transaction accounts   $    224    $   (226)   $     (2)   $    278    $   (106)   $    172    $    144    $   (202)   $    (58)
    Passbook savings ...        192         126         318         (33)       (117)       (150)       (114)        (98)       (212)
    Certificate savings         409         350         759       5,013        (331)      4,682       3,806       1,277       5,083
                           --------    --------    --------    --------    --------    --------    --------    --------    --------
    Total deposits .....        825         250       1,075       5,258        (554)      4,704       3,836         977       4,813
  FHLB advances ........        331         126         457       1,455         (86)      1,369       1,035          12       1,047
  Other borrowings .....        (36)          3         (33)        (26)         (2)        (28)        (26)       --           (26)
                           --------    --------    --------    --------    --------    --------    --------    --------    --------
Total interest expense .      1,120         379       1,499       6,687        (642)      6,045       4,845         989       5,834
                           --------    --------    --------    --------    --------    --------    --------    --------    --------

Net interest income ....   $  9,123    $   (278)   $  8,845    $  4,420    $     (8)   $  4,412    $  3,539    $    100    $  3,639
                           ========    ========    ========    ========    ========    ========    ========    ========    ========

                                                                      Exhibit 99

RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

GENERAL

Net income for the year ended September 30, 1998 increased 30.3% to $17.4 million or 57 cents per diluted share, compared to $13.3 million or 43 cents per diluted share for the same period last year. Net interest income increased 22.3% to $48.5 million for the year ended September 30, 1998, compared to $39.6 million for the year ended September 30, 1997. This increase was due to an increase in interest income of $10.4 million offset by an increase in interest expense of $1.5 million. Other income increased to $5.8 million for the year ended September 30, 1998 from $4.2 million for the year ended September 30, 1997. Other expenses increased to $24.4 million for the year ended September 30, 1998 from $21.1 million for the year ended September 30, 1997.

INTEREST INCOME

Total interest income increased to $95.1 million for the year ended September 30, 1998 from $84.8 million for the year ended September 30, 1997. This increase was due primarily to an increase in average interest-earning assets to $1.201 billion for the year ending September 30, 1998, compared to $1.067 billion for the year ending September 30, 1997 and $874,000 of interest income recognized on the payoff of a problem commercial real estate loan. The increase in average interest-earning assets was due primarily to the cash proceeds from the conversion of Harbor Financial, M.H.C. and concurrent stock offering (the "Stock Offering"). Additionally, in the quarter ending December 31, 1997, the Company received final payment on a commercial real estate loan. This loan was performing, but had been seriously delinquent in the past and had other characteristics which caused management to be uncertain about the ability of the borrower to comply with the loan repayment terms. Additional interest income was recognized in the amount of $874,000 due to deferred cash interest payments and unearned purchase discount remaining at time of payoff of the loan. Interest income on loans increased $7.4 million to $76.2 million for the year ended September 30, 1998 from $68.8 million for the year ended September 30, 1997. This increase was a result of a $83.8 million increase in the average balance to $896.8 million in 1998 from $812.9 million in 1997 and the $874,000 of interest income recognized on the payoff of the problem commercial real estate loan. The increase in the average balance of total loans was mainly due to significant growth in the residential and commercial loan portfolios resulting from high levels of loan originations. Interest income on investment securities increased $1.1 million to $5.0 million for the year ended September 30, 1998 from $3.9 million for the year ended September 30, 1997. This increase was primarily the result of a $18.3 million increase in the average balance to $82.0 million in 1998 from $63.7 million in 1997. The increase in the average balance of investment securities was primarily due to the purchase of FHLB and FNMA Notes with the proceeds from the Stock Offering. Interest income on mortgage-backed securities increased $1.2 million to $11.3 million for the year ended September 30, 1998 from $10.1 million for the year ended September 30, 1997. This increase was primarily the result of a $19.8 million increase in the average balance to $173.2 million in 1998 from $153.4 million in 1997. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of seven-year balloon securities and fifteen-year fixed rate securities with the proceeds from new FHLB advances.

INTEREST EXPENSE

Total interest expense increased to $46.6 million for the year ended September 30, 1998 from $45.1 million for the year ended September 30, 1997. This increase was due primarily to an increase in average interest-bearing liabilities to $1.030 billion for the year ended September 30, 1998 from $985.1 million for the year ended September 30, 1997. The average interest rate paid on interest-bearing liabilities was 4.53% for the year ended September 30, 1998 compared to 4.58% for the year ended September 30, 1997, a decrease of 5 basis points. Interest expense on deposits increased $1.1 million to $40.2 million for the year ended September 30, 1998 from $39.1 million for the year ended September 30, 1997. This increase was due primarily to an increase of $39.9 million in the average balance to $925.1 million in 1998 from $885.2 million in 1997. The average interest rate paid on deposits decreased by 7 basis points to 4.35% for the year ended September 30, 1998 from 4.42% for the year ended September 30, 1997. This decrease was primarily due to the change in deposit mix to lower rate core deposits from higher rate certificates. The average deposit mix changed to 27.5% and 72.5% of core deposits and certificates, respectively, for the year ended September 30, 1998 from 25.1% and 74.9% for the same period in 1997. Interest expense on FHLB advances and other borrowings increased $424,000 to $6.4 million for the year ended September 30, 1998 from $6.0 million for the year ended September 30, 1997. This increase was the result of an increase of $5.5 million in the average balance to $104.9 million in 1998 from $99.9 million in 1997 primarily due to proceeds from new long-term fixed rate advances taken in order to fund the purchase of mortgage-backed securities, partially offset by maturities in 1998 of short-term advances taken in 1997 to fund purchases of FHLB Notes.

                                                                      Exhibit 99

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by the Company, industry standards, the level and status of past due and nonperforming loans, the general economic conditions of the Company's lending area and other factors affecting collectibility of the Company's loan portfolio. The provision for loan losses was $297,000 for the year ended September 30, 1998 compared to $782,000 for the year ended September 30, 1997. The provision for loan losses for the year ended September 30, 1998 was principally comprised of a credit of approximately $909,000 related to a decrease in the level of classified loans, a charge of approximately $1.1 million due to overall loan portfolio growth and a charge of approximately $103,000 for net charge offs. The provision for loan losses for the year ended September 30, 1997 was principally comprised of a charge of approximately $600,000 related to an increase in the level of classified commercial real estate loans, a charge of approximately $100,000 due to an increase in classified consumer loans, and a charge of approximately $80,000 for unidentified but probable losses due to growth in the consumer loan portfolio. The allowance for loan losses was at $11.8 million and $11.7 million for September 30, 1998 and 1997, respectively. The allowance was 1.25% and 1.40% of total loans at September 30, 1998 and 1997, respectively, and was 211.9% and 117.5% of classified loans at September 30, 1998 and 1997, respectively. The Company had net charge offs of $170,000 and $107,000 for the years ended September 30, 1998 and 1997, respectively. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

OTHER INCOME

Other income increased by $1.6 million to $5.8 million for the year ended September 30, 1998 from $4.2 million for the year ended September 30, 1997, due primarily to a $719,000 gain on the sale of the Company's ownership interest in its data processing servicer, a $596,000 gain on the sale of land and buildings and an increase of $678,000 in other fees and service charges. Other fees and service charges, primarily from fees and service charges on deposit products, was $4.0 million and $3.3 million for the years ended September 30, 1998 and 1997, respectively. This increase was primarily due to the growth in deposits.

OTHER EXPENSE

Other expense increased by $3.3 million to $24.4 million for the year ended September 30, 1998 from $21.1 million for the year ended September 30, 1997. The increase was primarily due to an increase of $2.4 million in compensation and benefits, an increase of $319,000 in occupancy expense, an increase of $839,000 in other expense partially offset by a decrease of $213,000 in SAIF deposit insurance premiums. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits and an increase of $910,000 in noncash expense of stock benefit plans. The increase in occupancy expense is due primarily to an increase in data processing equipment expense. The increase in other expense is due primarily to an increase of $116,000 in Delaware franchise tax, $108,000 in deposit account losses and other increases resulting from the growth in loans and deposits. The decrease in SAIF deposit insurance premiums is due to lower assessment rates resulting from The Deposit Insurance Act of 1996.

INCOME TAXES

Income tax expense increased by $3.6 million to $12.2 million for the year ended September 30, 1998 from $8.6 million for the year ended September 30, 1997, due primarily to an increase in pretax accounting income. The effective tax rates were 41% and 39% for the years ended September 30, 1998 and 1997, respectively.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

GENERAL

Net income for the year ended September 30, 1997 increased 16.1% to $13.3 million or 43 cents per diluted share, compared to $11.5 million or 39 cents per diluted share for the same period last year, excluding the one-time SAIF special assessment. Including the one-time SAIF special assessment, net income for the year ended September 30, 1996 was $8.6 million, or 29 cents per diluted share. Net interest income increased 12.5% to $39.6 million for the year ended September 30, 1997 compared to $35.2 million for the year ended September 30, 1996. This increase was due to an increase in interest income of $10.5 million offset by an increase in interest expense of $6.0 million. Other income increased to $4.2 million for the year ended September 30, 1997 from $2.9 million for the year ended September 30, 1996. Other expenses decreased to $21.1 million for the year ended September 30, 1997 from $24.1 million for the year ended September 30, 1996, due primarily to the one-time SAIF special assessment of $4.5 million.

                                                                      Exhibit 99
INTEREST INCOME

Total interest income increased to $84.8 million for the year ended September 30, 1997 from $74.3 million for the year ended September 30, 1996, as a result of an increase in average interest-earning assets that was partially offset by a decrease in the average interest rate. Average interest-earning assets increased to $1.067 billion for the year ended September 30, 1997 from $929.5 million for the year ended September 30, 1996. The average rate earned on interest-earning assets decreased to 7.94% for the year ended September 30, 1997 from 8.00% for the year ended September 30, 1996, a decrease of 6 basis points. Interest income on loans increased $9.0 million to $68.8 million for the year ended September 30, 1997 from $59.8 million for the year ended September 30, 1996. This increase was a result of a $112.9 million increase in the average balance to $812.9 million in 1997 from $700.0 million in 1996 that was partially offset by a decrease of 7 basis points in the average yield to 8.47% in 1997 from 8.54% in 1996. The increase in the average balance of total loans was mainly due to significant growth in the residential loan portfolio resulting from high levels of loan originations and the acquisition of $62 million of loans from Treasure Coast Bank, FSB in June, 1996. Interest income on investment securities increased $1.4 million to $3.9 million for the year ended September 30, 1997 from $2.5 million for the year ended September 30, 1996. This increase was primarily the result of a $23.9 million increase in the average balance to $63.7 million in 1997 from $39.8 million in 1996. The increase in the average balance of investment securities was primarily due to the purchase of FHLB Notes with the proceeds from new FHLB advances.

INTEREST EXPENSE

Total interest expense increased to $45.1 million for the year ended September 30, 1997 from $39.1 million for the year ended September 30, 1996, as a result of an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased to $985.1 million for the year ended September 30, 1997 from $850.9 million for the year ended September 30, 1996. The average interest rate paid on interest-bearing liabilities was 4.58% for the year ended September 30, 1997 compared to 4.60% for the year ended September 30, 1996, a decrease of 2 basis points. Interest expense on deposits increased $4.7 million to $39.1 million for the year ended September 30, 1997 from $34.4 million for the year ended September 30, 1996. This increase was a result of an increase of $110.3 million in the average balance to $885.2 million in 1997 from $774.9 million in 1996 partially offset by a decrease of 2 basis points in the average rate to 4.42% in 1997 from 4.44% in 1996. The increase in the average balance of deposits reflects the acquisition of $70 million of deposits from Treasure Coast Bank, FSB in June, 1996. Interest expense on FHLB advances and other borrowings increased $1.3 million to $6.0 million for the year ended September 30, 1997 from $4.7 million for the year ended September 30, 1996. This increase was the result of an increase of $24.0 million in the average balance to $99.9 million in 1997 from $75.9 million in 1996 primarily due to proceeds from short-term advances taken in order to fund the purchase of FHLB Notes.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $782,000 for the year ended September 30, 1997 compared to a credit of $76,000 for the year ended September 30, 1996. The provision for loan losses for the year ended September 30, 1997 was principally comprised of a charge of approximately $600,000 related to an increase in the level of classified commercial real estate loans, a charge of approximately $100,000 due to an increase in classified consumer loans, and a charge of approximately 80,000 for unidentified but probable losses due to growth in the consumer loan portfolio. The credit to the provision for loan losses for the year ended September 30, 1996 was principally comprised of a credit to the provision of $1.7 million related to a decrease in the level of classified assets compared to the prior year and $100,000 of additional net recoveries on loans during the year. This was partially offset by a charge to the provision of approximately $1.6 million due to growth primarily in the commercial real estate and consumer portfolios (which excludes loan growth associated with the acquisition of Treasure Coast) and due to the Company's perception and the inherent risk of loans originated for these portfolios during the period, as well as the additional inherent risk of loans acquired as a result of the acquisition of Treasure Coast; and $200,000 related to downgrades of certain performing commercial real estate loans. The allowance for loan losses was at $11.7 million and $11.0 million for September 30, 1997 and 1996, respectively. The allowance was 1.4% of total loans at both September 30, 1997 and 1996, respectively, and was 117.5% and 129.4% of classified loans at September 30, 1997 and 1996, respectively. The Company had net charge offs of $107,000 for the year ended September 30, 1997 compared to net recoveries of $124,000 for the year ended September 30, 1996. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

OTHER INCOME

Other income increased by $1.3 million to $4.2 million for the year ended September 30, 1997 from $2.9 million for the year ended September 30, 1996, due primarily to an increase of $511,000 in other fees and service charges, an increase of $446,000 in income from real estate operations, an increase of $228,000 in gain on sale of mortgage loans and a $239,000 gain on sale of an undeveloped parcel of land. Other fees and service charges, primarily from fees and service charges on deposit products, was $3.3 million and $2.8 million for the years ended September 30, 1997 and 1996, respectively. This increase was primarily due to the growth in deposits. Income from real estate operations was $145,000 for the year ended September 30, 1997, compared to a loss of $301,000 in the comparable period in 1996.

                                                                      Exhibit 99

Gain on sale of mortgage loans was $188,000 for the year ended September 30, 1997, compared to a loss of $40,000 in the comparable period in 1996.

OTHER EXPENSE

Other expense decreased by $3.0 million to $21.1 million for the year ended September 30, 1997 from $24.1 million for the year ended September 30, 1996. The decrease was primarily due to a decrease of $5.5 million in SAIF deposit insurance premiums due to the special assessment of $4.5 million for the year ended September 30, 1996 and a decrease of $1.0 million in premiums for the year ended September 30, 1997 due to lower assessment rates resulting from recapitalization of the SAIF. Other changes included an increase of $1.2 million in compensation and benefits, an increase of $414,000 in occupancy expense and an increase of $804,000 in other expense. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits and an increase in amortization of stock benefit plans. The increase in other expense is primarily due to an increase of $164,000 in amortization of goodwill, an increase of $207,000 in advertising and promotion, an increase of $96,000 in data processing services and $52,000 in filing fees primarily relating to the organization of the mid-tier holding company.

INCOME TAX EXPENSE

Income tax expense increased by $3.2 million to $8.6 million for the year ended September 30, 1997 from $5.4 million for the year ended September 30, 1996, due primarily to an increase in pretax accounting income, net of the $1.7 million tax effect of the one-time SAIF special assessment included in 1996. The effective tax rates were 39% for the years ended September 30, 1997 and 1996.

LIQUIDITY AND CAPITAL RESOURCES

On March 18, 1998, the Company completed its reorganization and stock offering in connection with the conversion of Harbor Financial, M.H.C. The Company sold 16,586,752 shares of common stock for $10.00 per share in the Stock Offering. Cash proceeds after costs and funding of the Company's ESOP was approximately $150 million. The company also issued 14,112,400 exchange shares (exchange ratio of 6.0094 to 1) to existing Harbor Florida Bancorp, Inc. public stockholders. The net proceeds were used for general corporate purposes, including investment in home mortgages and other investments in the ordinary course of business.

The Company is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 4% of deposits and short-term borrowings. It is the Company's policy to maintain average monthly levels of liquid assets of at least 50 basis points higher than the minimum requirement, primarily as a part of its asset and liability management strategy of increasing its levels of rate-sensitive interest-earning assets. At September 30, 1998, the Company had federal funds, cash and investments which exceeded the minimum regulatory requirement. In addition, the Company had certain investments in mortgage-backed securities aggregating $199.2 million which also qualify as liquid assets under OTS regulations. The Company intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises. The Company's total liquidity position as of September 30, 1998 was $399.4 million, which was $362.4 million in excess of the minimum requirement of $37 million.

The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Company will consider increasing its borrowings from the Federal Home Loan Bank of Atlanta from time to time to hedge against future increases in prevailing deposit account interest rates. In addition, the Company holds unpledged fixed and adjustable rate mortgage-backed securities totaling $199.2 million at September 30, 1998 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Company.

Net cash provided by the Company's operating activities (i.e., cash items affecting net income) was $20.7 million, $15.7 million, and $9.9 million for the years ended September 30, 1998, 1997 and 1996, respectively.

Net cash used by the Company's investing activities (i.e., cash disbursements, primarily for its investment securities, mortgage-backed securities, and loan portfolios) was $188.2 million, $93.8 million, and $86.2 million for the years ended September 30, 1998, 1997 and 1996, respectively. The increase in 1998 was principally due to a $43.6 million net increase in loans and a $50.9 million increase in the purchase of investment securities.

                                                                      Exhibit 99

Net cash provided by the Company's financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) was $198.4 million, $62.7 million, and $86.2 million for the years ended September 30, 1998, 1997, and 1996, respectively. The increase in 1998 was principally due to $150.2 million net proceeds from the Stock Offering.

The Company's liquid assets consist primarily of investment securities, federal funds and cash. At September 30, 1998, the Company had liquid assets of $165.3 million, with loan commitments of $36.6 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $1.4 million and unfunded loans in process of $46.2 million (the latter consisting primarily of residential loans in process).

IMPACT OF NEW ACCOUNTING STANDARDS

REPORTING COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 requires all items recognized under accounting standards as components of comprehensive income to be reported in a financial statement with equal prominence as other financial statements. Such statement will be presented by the Company beginning with the quarter ending December 31, 1998.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 is effective for periods beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. The Company is required to report operating segment information, to the extent such segments are defined, beginning with the year ending September 30, 1999.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 is effective for fiscal years beginning after June 15, 1999, with earlier adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on October 1, 1999, and that the statement will not have a significant financial statement impact upon adoption.

REGULATORY MATTERS

On September 30, 1996, President Clinton signed The Deposit Insurance Funds Act of 1996, which was intended to recapitalize the Savings Association Insurance Fund ("SAIF") and substantially bridge the assessment rate disparity existing between SAIF and Bank Insurance Fund insured institutions. The new law subjected institutions with SAIF-assessable deposits, including Harbor Federal Savings Bank (the "Bank"), to a one-time assessment of 65.7 basis points of assessable deposits as of March 31, 1995, and provided for, among other things, a sharing of FICO bond obligation fundings by banks and thrifts and the eventual merger of the Bank Insurance Fund with the SAIF. The Bank's one-time assessment resulted in a pre-tax charge of approximately $4,552,000, which was paid on November 27, 1996 and, under provisions of the new law, was treated for tax purposes as a fully deductible "ordinary and necessary business expense" when paid. Results of operations for the year ended September 30, 1996 includes a charge for this one-time assessment. Additionally, the Bank recorded a pre-tax charge of approximately $450,000 related to the application of this assessment to deposits held by Treasure Coast at March 31, 1995. Such charge was reflected as a cost of the acquisition of Treasure Coast.

YEAR 2000 CONSIDERATIONS

The Year 2000 problem represents one of the biggest challenges to face the information technology age. The problem results from efforts to store data efficiently in the early years of computer development, when computer memory was at a premium. In those years, computer programmers made the decision, almost universally followed, to store the year as a two-digit number (e.g., 75) instead of a four-digit number (e.g., 1975). Therefore, when the next century arrives, the date "00" may be interpreted as "1900" instead of "2000". This can cause

                                                                      Exhibit 99

systems to lock up, crash or provide erroneous information. The Year 2000 problem affects computer systems in all industries, both domestically and internationally. It is a complex and difficult problem because of the number of systems potentially impacted and the interdependence of systems.

The Company has been addressing Year 2000 issues, by developing plans and implementing solutions utilizing the guidelines and five management phases recommended by the Federal Financial Institutions Examination Council (FFIEC). The five phases are: 1) AWARENESS Define the Year 2000 issues, gain executive level support, establish a project team, develop a strategy to address all internal and external systems and discuss Year 2000 plans with vendors, 2) ASSESSMENT - Assess the size and complexity of the issues and detail the magnitude of the effort necessary to address them, 3) RENOVATION - Convert, replace or eliminate software, hardware and date sensitive items as necessary and monitor vendors' renovation activities, 4) VALIDATION - Test and verify software, systems components, other applicable date sensitive items and contingency plans, and 5) IMPLEMENTATION - Put tested date sensitive items into production, monitor implementation with vendors, and execute contingency plans as necessary.

The Year 2000 issue is the Company's top technology priority. Even so, the Company is treating this problem as a "business" issue, and not one just affecting technology. To successfully prepare for the Year 2000, enterprise coordination has been established and resources have been mobilized across the company to support this effort. The Company has also developed a Year 2000 plan (the "Millennium Plan") which was first presented to the Board of Directors during June 1997. Management provides monthly progress reports to the Company's Systems Corporate Steering Committee which oversees all Systems activities, including the Year 2000 plan. In addition, the Board of Directors is updated monthly on the Company's Year 2000 process.

The Company has identified and assessed its system level software including operating systems and networking software; applications software; data processing hardware platforms such as personal computers and automated teller machines; customer, service bureau, and third party interfaces; and environmental systems including, but not limited to, climate control systems, sprinklers, elevators, and security systems. The Company is primarily reliant on external third party vendors for its computer output and processing, as well as other significant functions and services. Management is currently working with these third party vendors to assess their Year 2000 readiness. Based upon the current assessment, management believes that with planned modifications to existing software and hardware and planned conversions to new software and hardware, the Company's third party vendors are taking the appropriate steps to ensure critical systems will function properly for the Year 2000.

To assess the Company's date sensitive items, each item was identified as mission critical, mission necessary, mission important and non mission necessary. Mission critical items are the primary focus for the Company. The largest component of mission critical items is the Company's service bureau, which has informed the Company that it expects to complete testing of its updated systems by the end of 1998. The Company was significantly involved in the initial phase of testing the service bureau's updated systems. This testing was completed in October 1998 and substantially all systems evidenced Year 2000 compliance. Management currently expects the majority of modifications, conversions and related testing of all vendors to be completed by December 31, 1998 with any remaining ones being completed by March 31, 1999. Ninety percent (90 %) of the Company's remaining mission critical and mission necessary vendors have provided written assurance that their products and services will be Year 2000 compliant.

While the Company has received such assurances from these vendors, risk exists in that the assurances are not guarantees and may not be enforceable. Thus, in the event such vendors' products and/or services are not Year 2000 compliant, the Company's recourse in the event of such failure may be limited. If the required modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material impact on the operations of the Company. Other risk factors associated with the Year 2000 event include the risk that the Company's business could be disrupted due to the service bureau and customer system failures, or even the possible loss of electrical power or phone service. The Company could also be subjected to litigation due to Year 2000 non compliance from customers, borrowers and vendors as a result of both internal and third party system failures.

It is the intention of the Company to maintain normal business operations during the Year 2000 transition and beyond. The Company has developed its own company-wide Year 2000 Contingency Plan as an addition to the Company's Corporate Recovery Plan. Together these plans provide the means to help insure the continuity of daily operations in the event of a loss of essential resources due to Year 2000 induced failures. They describe individual contingency plans concerning distinctive software and hardware issues, operational plans for continuing operations, and specific policies and procedures to follow up on the occurrence of a power outage, computer interruptions, telecommunication interruptions, hurricanes, etc. Such plans identify participants, processes and equipment that will be necessary to permit the Company to continue operations. Testing of the Contingency Plan actions started August 1, 1998 and will continue through September 30, 1999. Third party testing processes will depend on the nature of the third party and will be independently agreed upon for each party. Recommendations and adjustments to the contingency plan will be made based on the results of the testing and necessary circumstances.

                                                                      Exhibit 99

Management has also completed a review of risk related to the Company's customers. The Company sent brochures to customers and questionnaires to borrowers and vendors. Upon review of customer risk, it was determined that only commercial loan customers posed any significant potential risk related to the Year 2000. As of June 30, 1998, the Company had contacted all of its commercial loan customers (514 borrowers with loans outstanding aggregating $108,090,700 million) regarding the customers' awareness of the Year 2000 problem. While no assurance can be given that its customers will be Year 2000 compliant, management believes, based on representations of such customers and reviews of their operations, that the customers are either addressing the appropriate issues to insure compliance or that they are not faced with material Year 2000 issues. Management also regularly reviews the need to establish a specific reserve for potential losses associated with the Year 2000 issue. As of September 30, 1998, such a reserve was not necessary. Furthermore, in substantially all cases the credit extended to such borrowers is collateralized by real estate which inherently minimizes the Company's exposure in the event that such borrowers do experience problems or delays becoming Year 2000 compliant. Additionally, management has developed a liquidity contingency plan should any unlikely problems occur with Fund Providers or Capital Market/Asset Management Counter parties.

A Year 2000 budget has been established. Although the costs of modifications to the existing software is being primarily absorbed by the third party vendors, the Company recognized the need to purchase new hardware and software. Based upon current estimates, the Company has identified approximately $731,000 in total costs, including hardware, software, and other issues, for completing the Year 2000 project. Of that amount, approximately $490,000 was incurred during the year ended September 30, 1998, with the remaining $241,000 budgeted for the year ending September 30, 1999.

Due to the general uncertainty inherent in the Year 2000 issues, there can be no assurance that potential systems interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Nevertheless, the Company believes that, with the implementation and completion of the Year 2000 process, the possibility of significant interruptions of normal operations and additional expenses should be reduced. Further, all disclosure concerning Year 2000 issues should be considered "Year 2000 Readiness Disclosure" pursuant to the Year 2000 Information and Readiness Disclosure Act. The Year 2000 information provided herein should be read in connection with the Year 2000 Information and Readiness Disclosure Act which, among other things, mandates that certain Year 2000 readiness disclosures may not be used in litigation.

                                                                      Exhibit 99

INDEPENDENT AUDITORS' REPORT















Board of Directors
Harbor Florida Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancshares, Inc., (formerly Harbor Florida Bancorp, Inc.) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of Harbor Florida Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida
Bancshares, Inc. and subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.



                                                       KPMG Peat Marwick LLP



West Palm Beach, Florida
October 9, 1998


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       18

                                                                      Exhibit 99

CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION

SEPTEMBER 30, 1998 AND 1997                                                                     1998                 1997
---------------------------                                                                     ----                 ----

                                                                                         (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

ASSETS
Cash and amounts due from depository institutions                                           $   23,861          $   16,899
Interest-bearing deposits in other banks                                                        19,902              15,736
Federal funds sold                                                                              20,000                 250
Investment securities held to maturity (estimated market value of $30,273 in 1998
   and $4,993 in 1997)                                                                          29,989               5,000
Investment securities available for sale at estimated market value                              71,516              47,553
Mortgage-backed securities held to maturity (estimated market value of $204,842
   in 1998 and $178,954 in 1997)                                                               201,049             176,854
Loans held for sale (estimated market value of $736 in 1998 and $144 in 1997)                      714                 141
Loans, net                                                                                     944,700             834,270
Accrued interest receivable                                                                      7,872               7,033
Real estate owned                                                                                2,534               2,314
Premises and equipment, net                                                                     16,927              13,313
Federal Home Loan Bank stock                                                                     8,212               7,595
Goodwill, net                                                                                    2,563               3,045
Other assets                                                                                       744               1,021
                                                                                            ----------          ----------
              Total assets                                                                  $1,350,583          $1,131,024
                                                                                            ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                                $   918,126         $   911,576
   Short-term borrowings                                                                           ---              30,100
   Long-term debt                                                                              145,000              70,375
   Advance payments by borrowers for taxes and insurance                                        17,608              15,924
   Income taxes payable                                                                            761                 628
   Other liabilities                                                                             5,369               5,619
                                                                                             ---------           ---------
              Total liabilities                                                              1,086,864           1,034,222
                                                                                             ---------           ---------

Commitments and contingencies                                                                      ---                 ---
Stockholders' Equity:
   Preferred stock; $.10 par value; authorized 10,000,000 shares; none issued and
       outstanding                                                                                 ---                 ---
   Common stock; $.10 par value; authorized 70,000,000 shares; issued and outstanding 30,909,830 shares at September 30, 1998 and 30,522,862 at
       September 30, 1997                                                                        3,091               3,052
   Paid-in capital                                                                             189,958              23,874
   Retained earnings                                                                            83,355              71,203
   Common stock purchased by:
       Employee stock ownership plan (ESOP)                                                    (13,344)               (374)
       Deferred compensation plan                                                                  ---                (946)
   Net unrealized gain (loss) on investment securities available for sale, net of
       income taxes                                                                                659                  (7)
                                                                                         -------------     ----------------
            Total stockholders' equity                                                         263,719              96,802
                                                                                           -----------        ------------
            Total liabilities and stockholders' equity                                      $1,350,583          $1,131,024
                                                                                            ==========          ==========

    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       19

                                                                      Exhibit 99

CONSOLIDATED STATEMENTS
OF EARNINGS

YEARS ENDED SEPTEMBER 1998, 1997, AND 1996

                                                              1998           1997         1996
                                                              ----           ----         ----
                                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income:
   Loans                                                   $  76,231     $  68,847      $ 59,751
   Investment securities                                       4,945         3,866         2,462
   Mortgage-backed securities                                 11,301        10,088        10,155
   Other                                                       2,681         2,013         1,989
                                                            --------      --------      --------
            Total interest income                             95,158        84,814        74,357
                                                             -------       -------       -------
Interest expense:
   Deposits                                                   40,219        39,144        34,440
   Other                                                       6,439         6,015         4,674
                                                            --------      --------      --------
            Total interest expense                            46,658        45,159        39,114
                                                             -------       -------       -------
            Net interest income                               48,500        39,655        35,243
Provision for (recovery of) loan losses                          297           782          (76)
                                                            --------      --------    ---------
            Net interest income after provision for
               (recovery of) loan losses                      48,203        38,873        35,319
                                                             -------       -------       -------
Other income:
   Other fees and service charges                              3,986         3,308         2,797
   Income (losses) from real estate operations                  (41)           145         (301)
   Gain (loss) on sale of mortgage loans                         142           188          (40)
   Other                                                       1,763           572           429
                                                             -------       -------      --------
            Total other income                                 5,850         4,213         2,885
                                                             -------        ------       -------
Other expenses:
   Compensation and employee benefits                         14,282        11,931        10,690
   Occupancy                                                   3,365         3,046         2,632
   SAIF deposit insurance premium                                572           785         6,300
   Other                                                       6,225         5,386         4,510
                                                            --------        ------      --------
            Total other expense                               24,444        21,148        24,132
                                                             -------       -------       -------

            Income before income taxes                        29,609        21,938        14,072
Income tax expense                                            12,243         8,611         5,432
                                                            --------     ---------      --------
            Net income                                      $ 17,366      $ 13,327      $  8,640
                                                            ========      ========      ========
            Net income per share
                  Basic                                       $ .58          $ .44          $ .29
                                                              =====          =====          =====
                  Diluted                                     $ .57          $ .43          $ .29
                                                              =====          =====          =====

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       20

                                                                      Exhibit 99

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

YEARS ENDED SEPTEMBER 30, 1998, 1997, AND 1996

                                                                                                Common stock   Unrealized
                                                                           Common     Common    purchased by gain (loss) on
                                                                           stock       stock     deferred      securities
                                         Common     Paid-in    Retained   purchased  purchased  compensation   available
                                          stock     capital    earnings    by ESOP    by RRP's       plan     for sale, net  Total
                                                                            (DOLLARS IN THOUSANDS)

Balance at September 30,
   1995 ..............................   $  3,015   $ 21,489   $ 54,672    $   (974)   $   (267)   $   (435)   $   --      $ 77,500
Net income ...........................       --         --        8,640        --          --          --          --         8,640
Stock options exercised ..............         14        220       --          --          --          --          --           234
Amortization of award of
   ESOP and RRP's ....................       --          482       --           300         214        --          --           996
Tax benefit of RRP's .................       --          137       --          --          --          --          --           137
Dividends paid .......................       --         --       (2,419)       --          --          --          --        (2,419)
Unrealized gain on
   securities available
   for sale, net .....................       --         --         --          --          --          --           126         126
Change in unrealized gain
   (loss) on securities
   available for sale, net ...........       --         --         --          --          --          --          (175)       (175)
Tax benefit of non-
   qualified stock
   options ...........................       --           31       --          --          --          --          --            31
Stock purchased by
   deferred compensation
   plan ..............................       --         --         --          --          --          (238)       --          (238)
                                         --------   --------   --------    --------    --------    --------    --------    --------
Balance at September 30,
   1996 ..............................   $  3,029   $ 22,359   $ 60,893    $   (674)   $    (53)   $   (673)   $    (49)   $ 84,832
                                         --------   --------   --------    --------    --------    --------    --------    --------

Net income ...........................       --         --       13,327        --          --          --          --        13,327
Stock options exercised ..............         23        367       --          --          --          --          --           390
Amortization of award of
   ESOP and RRP's ....................       --          856       --           300          53        --          --         1,209
Tax benefit of RRP's .................       --          193       --          --          --          --          --           193
Dividends paid .......................       --         --       (3,017)       --          --          --          --        (3,017)
Change in unrealized
   gain(loss) on securities
   available for sale, net ...........       --         --         --          --          --          --            42          42
Tax benefit of non-
   qualified stock options ...........       --           99       --          --          --          --          --            99
Stock purchased by
   deferred compensation
   plan ..............................       --         --         --          --          --          (273)       --          (273)
                                         --------   --------   --------    --------    --------    --------    --------    --------

Balance at September 30,
   1997 ..............................   $  3,052   $ 23,874   $ 71,203    $   (374)   $   --      $   (946)   $     (7)   $ 96,802
                                         --------   --------   --------    --------    --------    --------    --------    --------


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       21

                                                                      Exhibit 99


CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                              Common stock   Unrealized
                                                                          Common     Common   purchased by   gain (loss)
                                                                           stock      stock     deferred    on securities
                                     Common      Paid-in    Retained     purchased  purchased compensation     available
                                     stock       capital    earnings      by ESOP   by RRP's      plan       for sale, net   Total

                                                                            (DOLLARS IN THOUSANDS)
Balance at September 30,
   1997 .........................   $   3,052   $  23,874   $  71,203    $    (374)   $  --     $    (946)   $      (7)   $  96,802
                                    ---------   ---------   ---------     ---------    -------   ---------    ---------    ---------
Net income ......................        --          --        17,366         --         --          --           --         17,366
Reorganization of MHC ...........        --          --           200         --         --          --           --            200
Proceeds of stock offering,
   net ..........................        --       163,493        --           --         --          --           --        163,493
Issuance of ESOP shares .........        --          --          --        (13,269)      --          --           --        (13,269)
Stock options exercised .........          39         618        --           --         --          --           --            657
Amortization of award of
   ESOP shares ..................        --         1,798        --            299       --          --           --          2,097
Dividends paid ..................        --          --        (5,414)        --         --          --           --         (5,414)
Change in unrealized
   gain(loss) on securities
   available for sale, net ......        --          --          --           --         --          --            666          666
Tax benefit of stock plans ......        --           175        --           --         --          --           --            175
Stock purchased by
   deferred compensation
   plan .........................        --          --          --           --         --          (100)        --           (100)
Satisfaction of deferred
   compensation liability .......        --          --          --           --         --         1,046         --          1,046
                                    ---------   ---------    ---------    -------   ---------    ---------    ---------   ---------
Balance at September 30,
   1998 .........................   $   3,091   $ 189,958   $  83,355    $ (13,344)   $  --     $    --      $     659    $ 263,719
                                    =========   =========   =========    =========    =======   =========    =========    =========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       22

                                                                      Exhibit 99


CONSOLIDATED STATEMENTS
OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

                                                                        1998       1997          1996
                                                                        ----       ----          ----
                                                                              (DOLLARS IN THOUSANDS)
Cash provided by operating activities:
   Net income ...................................................   $  17,366    $  13,327    $   8,640
   Adjustments to reconcile net income to net cash
      provided by operating activities:
       Amortization of stock benefit plans ......................       2,097        1,209          996
       Tax benefit of stock plans credited to capital ...........         175          292          168
       Originations of loans held for sale ......................      (9,556)      (5,360)      (8,554)
       Proceeds from sale of loans held for sale ................       8,983        8,395        4,693
       Depreciation and amortization ............................       1,282        1,103        1,104
       Deferred income tax provision (benefit) ..................        (208)       1,781       (1,365)
       Increase in deferred loan fees and costs .................       1,816        1,133        1,047
       Amortization of deferred loan fees and costs .............      (1,195)        (926)        (973)
       Amortization of goodwill .................................         221          236           71
       Net amortization (accretion) of other purchase
            accounting adjustments ..............................          80          (12)         (20)
       Gain on sale of premises and equipment ...................        (594)        (239)        --
       (Gain) loss on sale of real estate owned .................        (176)        (127)          39
       Accretion of discount on purchased loans .................        (352)         (17)         (24)
       Increase in accrued interest receivable ..................        (839)        (411)        (184)
       Provision for (recovery of) loan losses ..................         297          782          (76)
       Provision for (recovery of) losses on real estate owned ..         136         (150)         117
       (Increase) decrease in other assets ......................         277          157         (143)
       Increase (decrease)  in income taxes payable .............         133         (334)         469
       Increase (decrease) in other liabilities .................         746       (5,371)       3,940
                                                                    ---------    ---------    ---------

       Net cash provided by operating activities ................      20,689       15,468        9,945
                                                                    ---------    ---------    ---------
Cash used by investing activities:
   Net increase in loans ........................................    (113,365)     (69,732)     (72,973)
   Purchase of mortgage-backed securities .......................    (100,222)     (61,769)     (29,265)
   Proceeds from principal repayments of mortgage-backed
       securities ...............................................      75,827       38,031       40,068
   Proceeds from maturities and calls of investment securities
       held to maturity .........................................       5,000       35,000         --
   Purchase of investment securities held to maturity ...........     (29,983)     (20,000)     (20,000)
   Proceeds from maturities and calls of investment securities
       available for sale .......................................      47,582       15,533       10,595
   Proceeds from sale of investment securities available for sale        --           --          6,745
   Purchase of investment securities available for
         sale ...................................................     (70,427)     (29,500)     (17,939)
   Proceeds from sale of real estate owned ......................       2,111        2,202        1,434
   Purchase of premises and equipment ...........................      (5,602)      (4,068)      (1,423)
   Proceeds from sale of premises and equipment .................       1,460          587        1,590
   FHLB stock purchase ..........................................        (617)        (437)        (619)
   Purchase of Treasure Coast Bank, net of cash acquired ........        --           --         (4,451)
   Other ........................................................        --            306         --
                                                                    ---------    ---------    ---------
                                                                     (188,236)     (93,847)     (86,238)
                                                                    ---------    ---------    ---------
       Net cash used by investing activities

                                                                      Exhibit 99

CONSOLIDATED STATEMENTS
OF CASH FLOWS (CONTINUED)

                                                                      1998        1997          1996
                                                                      ----        ----          ----
                                                                              (DOLLARS IN THOUSANDS)
Cash provided by financing activities:
   Net increase in deposits ...................................       6,751       59,816       60,679
                                                                                            ---------
   Net (repayments of) proceeds from short-term borrowings ....     (30,400)       5,100       15,000
   Repayments of long-term borrowings .........................         (75)        (299)        (300)
   Net proceeds from long-term borrowings .....................      75,000         --         15,000
   Increase (decrease) in advance payments by borrowers for
       taxes and insurance ....................................       1,682          712       (1,994)
   Dividends paid .............................................      (5,414)      (3,017)      (2,419)
   Common stock options exercised .............................         657          390          234
   Net proceeds from issuance of common stock .................     150,224         --           --
                                                                  ---------    ---------    ---------

       Net cash provided by financing activities ..............     198,425       62,702       86,200
                                                                  ---------    ---------    ---------

       Net increase (decrease) in cash and cash equivalents ...      30,878      (15,677)       9,907

Cash and cash equivalents - beginning of period ...............      32,885       48,562       38,655
                                                                  ---------    ---------    ---------

Cash and cash equivalents - end of period .....................   $  63,763    $  32,885    $  48,562
                                                                  =========    =========    =========


Supplemental disclosures:


   Cash paid for:
       Interest................................................   $  46,509    $  45,159    $  39,324
       Taxes ..................................................      12,142        6,918        6,161
   Noncash investing and financing activities:
       Additions to real estate acquired in settlement of loans
            through foreclosure ...............................       2,815        2,459        2,879
       Sale of real estate owned financed by the Company ......         524        1,337        1,044
       Transfer of investment securities from held to maturity
            to available for sale .............................        --           --         26,011
       Change in unrealized gain (loss) on securities available
            for sale ..........................................       1,084           68          (80)
       Change in deferred taxes related to securities available
            for sale ..........................................        (418)         (26)          31
       Transfer of loans held for sale to held for maturity ...        --          1,693         --
       Issue ESOP common stock ................................      13,269         --           --
       Addition to retained earnings due to merger of Harbor
            Financial, M.H.C ..................................         201         --           --
       Satisfaction of deferred compensation plan .............       1,046         --           --
       Transfer to short-term borrowings from long-term debt ..         300         --           --


    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       23

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

SEPTEMBER 30, 1998, 1997, AND 1996

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)    NATURE OF BUSINESS, REORGANIZATION AND OFFERING OF COMMON STOCK

Harbor Florida Bancshares, Inc. (the "Company" or "Bancshares") is the holding company for Harbor Federal Savings Bank (the "Bank"). The Company owns 100% of the Bank's common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking services and is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans for retention in its portfolio.

Prior to March 18, 1998, the Company's predecessor entity, Harbor Florida Bancorp, Inc. ("Bancorp"), was owned approximately 53.37% by Harbor Financial M.H.C. ("Mutual Holding Company") and 46.63% by public shareholders. On March 18, 1998, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) a new entity, Bancshares, became the surviving corporate entity, (2) Bancshares sold the ownership interest in Bancorp previously held by the Mutual Holding Company to the public in a subscription offering (the "Offering") (16,586,752 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 17) of approximately $150 million), (3) previous public shareholders of Bancorp had their shares exchanged into 14,112,400 common shares of Bancshares (exchange ratio of 6.0094 to 1) (the "Exchange"), and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 30,699,152. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for prior periods have been restated to reflect the changes in the par value of common stock from $.01 to $.10 per share and in the number of authorized shares of common stock from 13,000,000 to 70,000,000.

(B)    BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Harbor Florida Bancshares, Inc., the Bank and the Bank's wholly-owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

As of September 30, 1998, substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(C)    LOAN ORIGINATION AND COMMITMENT FEES AND RELATED COSTS

Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized in income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

----------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(D)    LOAN INTEREST INCOME

The Company reverses accrued interest related to loans which are 90 days or more delinquent or placed on non-accrual status. Such interest is recorded as income when collected. Amortization of net deferred loans fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent. Interest income on impaired loans is recognized on an accrual basis unless designated nonaccrual as noted above.

(E)    INVESTMENT AND MORTGAGE BACKED SECURITIES

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as trading securities nor as held-to-maturity securities. Available-for-sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company's risk management program. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Company does not purchase, sell or utilize off-balance sheet derivative financial instruments or derivative commodity instruments.

At September 30, 1998 and 1997, the Company had no commitments to sell investment or mortgage-backed securities.

(F)    LOANS

Loans are stated at unpaid principal balances, less loans in process, the allowances for loan losses and net deferred loan origination fees and discounts.

Discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The Company considers a loan to be impaired when it is probable that the company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       25

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loans, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

(G)    LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

(H)    REAL ESTATE OWNED

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income (losses) from real estate operations.

(I)    PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(J)    GOODWILL

Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the goodwill.

(K)    INCOME TAXES

The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax bad debt reserve method previously available to thrift institutions was repealed for the Company for the year beginning October 1, 1996. As a result, the Company changed from the reserve method to the specific charge-off method to compute its bad debt deduction.

The Company is required generally to recapture into income for tax purposes the portion of its bad debt reserves (other than the supplemental reserve) that exceeds its base year reserves (i.e., its tax reserves for the last tax year beginning before 1988). For financial statement purposes, the Company has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year. Such reserves subject to recapture and base year reserves were approximately $6.8 million and $14.8 million at September 30, 1998, respectively.

The recapture amount resulting from the change in the method of accounting for its bad debt reserves generally will be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Company meets a "residential loan requirement", as defined for a tax year beginning in 1996 or 1997, the recapture of the reserves will be suspended for such tax year. The Company met such requirement for the tax years beginning October 1, 1996 and 1997.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       26

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Certain events, as defined, will still trigger a recapture of the base year reserve. However, the base year will not be recaptured if a thrift converts to a bank charter or is merged into a bank. The base year reserves also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, shareholders.

(L)    PENSION PLAN

The Company's policy is to fund pension costs as they accrue based on normal cost.

(M)    STOCK-BASED COMPENSATION

In October, 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (Statement 123). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB 25") The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

(N)    STATEMENT OF CASH FLOWS

Cash equivalents include amounts due from banks, interest-bearing deposits in other banks and Federal funds sold. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(O)    NET INCOME PER SHARE

In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 replaced primary and fully diluted earnings per share ("EPS") with basic and diluted EPS. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options, convertible securities or warrants to issue common shares were exercised. The Company began disclosing EPS in accordance with Statement 128 for the current period with previous periods restated.

(P)    RECLASSIFICATION

Certain amounts included in the 1997 and 1996 consolidated financial statements have been reclassified in order to conform to the 1998 presentation.

(Q)         DERIVATIVE INSTRUMENTS

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

(R)    NEW ACCOUNTING PRONOUNCEMENTS

In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 requires all items recognized under accounting standards as components of comprehensive income be reported in a financial statement with equal prominence as other financial statements. Such statement will be presented by the Company beginning with the quarter ended December 31, 1998.

In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. The Company is required to report operating segment information, to the extent such segments are defined, beginning with the year ending September 30, 1999.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       27

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

In June, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 is effective for fiscal years beginning after June 15, 1999, with earlier adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on October 1, 1999, and that the statement will not have a significant financial statement impact upon adoption.

(2)         INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 1998 are as follows:


                                                  Gross      Gross     Estimated
                                      Amortized unrealized unrealized    market
                                         cost      gains    losses       value
                                         ----      -----    ------       -----
                                                   (IN THOUSANDS)
Available for sale:
   FHLB notes .....................   $ 50,000   $    721   $   --     $ 50,721
   FNMA notes .....................     19,929        414       --       20,343
   Other securities ...............        514       --           62        452
                                      --------   --------   --------   --------
                                        70,443      1,135         62     71,516
                                      --------   --------   --------   --------
Held to maturity:
   FHLB notes .....................     19,989        279       --       20,268
   FNMA notes .....................     10,000          5       --       10,005
                                      --------   --------   --------   --------
                                        29,989        284       --       30,273
                                      --------   --------   --------   --------

   FHLMC mortgage-backed securities     65,610      1,338       --       66,948
   FNMA mortgage-backed securities     135,439      2,455       --      137,894
                                      --------   --------   --------   --------
                                       201,049      3,793       --      204,842
                                      --------   --------   --------   --------
                                      $301,481   $  5,212   $     62   $306,631
                                      ========   ========   ========   ========

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 1997 are as follows:

                                                   Gross      Gross    Estimated
                                       Amortized unrealized unrealized   market
                                         cost      gains      losses     value
                                         ----      -----      ------     -----
                                                   (IN THOUSANDS)
Available for sale:
   Treasury notes ..................   $ 17,982   $      3   $   --     $ 17,985
   FHLB notes ......................     29,500       --           14     29,486
   Other securities ................         82       --         --           82
                                       --------   --------   --------   --------
                                         47,564          3         14     47,553
                                       --------   --------   --------   --------
Held to maturity:
   FHLB notes ......................      5,000       --            7      4,993
                                       --------   --------   --------   --------

   FHLMC mortgage-backed securities      87,840        999       --       88,839
   FNMA mortgage-backed securities .     89,014      1,101       --       90,115
                                       --------   --------   --------   --------
                                        176,854      2,100       --      178,954
                                       --------   --------   --------   --------
                                       $229,418   $  2,103   $     21   $231,500
                                       ========   ========   ========   ========

The amortized cost and estimated market value of debt securities at September 30, 1998 and September 30, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                              1998                1997
                                               ----                ----
                                                 Estimated            Estimated
                                      Amortized   market    Amortized   market
                                        cost      value       cost      value
                                                             (IN THOUSANDS)
Available for sale:
   Due in one year or less .........   $   --     $   --     $ 22,482   $ 22,482
   Due in one to five years ........     69,929     71,064     25,000     24,989
   Other securities ................        514        452         82         82
                                       --------   --------   --------   --------
                                         70,443     71,516     47,564     47,553
                                       --------   --------   --------   --------
Held to maturity:
   Due in one year or less .........       --         --         --         --
   Due in one to five years ........     29,989     30,273      5,000      4,993
                                       --------   --------   --------   --------
                                         29,989     30,273      5,000      4,993
                                       --------   --------   --------   --------
   FHLMC mortgage-backed securities      65,610     66,948     87,840     88,839
   FNMA mortgage-backed securities .    135,439    137,894     89,014     90,115
                                       --------   --------   --------   --------
                                        201,049    204,842    176,854    178,954
                                       --------   --------   --------   --------
                                       $301,481   $306,631   $229,418   $231,500
                                       ========   ========   ========   ========

There were no sales of available for sale securities during 1998 or 1997. During 1996, gross realized gains and gross realized losses on available for sale securities were $19,000 and $0, respectively. As of September 30, 1998, the Company had pledged mortgage-backed securities with a market value of $368,000 and a carrying value of $355,000 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $1,522,000 and a carrying value of $1,476,000 to collateralize Treasury, tax and loan accounts as of September 30, 1998.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       28

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(3)         LOANS

Loans at September 30, 1998 and 1997 are summarized below:

                                              1998           1997
                                              ----           ----
                                                  (DOLLARS IN THOUSANDS)
Mortgage loans:
   Construction 1-4 family ............   $   66,671    $   47,800
   Permanent 1-4 family ...............      707,078       629,906
   Multi-family .......................       11,074        15,326
   Nonresidential .....................       84,254        54,983
   Land ...............................       27,562        33,182
                                          ----------    ----------
       Total mortgage loans ...........      896,639       781,197
                                          ----------    ----------

Other loans:
   Commercial nonmortgage .............       15,074        11,287
   Home improvement ...................       19,016        20,614
   Manufactured housing ...............       16,418        16,399
   Other consumer .....................       59,223        51,988
                                          ----------    ----------
       Total other loans ..............      109,731       100,288
                                          ----------    ----------
       Total loans ....................    1,006,370       881,485
                                          ----------    ----------

Less:
   Loans in process ...................       46,152        32,078
   Net deferred loan fees and discounts        3,700         3,446
   Allowance for loan losses ..........       11,818        11,691
                                          ----------    ----------
                                              61,670        47,215
                                          ----------    ----------
       Total loans, net ...............   $  944,700    $  834,270
                                          ==========    ==========

Weighted average yield ................      8.50%         8.47%

       An analysis of the allowance for loan losses as of September 30, 1998, 1997 and 1996 follows:


                                              1998          1997        1996
                                              ----          ----        ----
                                                   (DOLLARS IN THOUSANDS)
Beginning balance ....................     $ 11,691      $ 11,016      $ 10,083
Provision for (recovery of) loan
   losses ............................          297           782           (76)
Allowance for loan losses
   acquired ..........................         --            --             885
Charge-offs ..........................         (574)         (262)         (366)
Recoveries ...........................          404           155           490
                                           --------      --------      --------
Ending balance .......................     $ 11,818      $ 11,691      $ 11,016
                                           ========      ========      ========

At September 30, 1998 and 1997, loans with unpaid principal balances of approximately $2,447,000 and $2,580,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 1998, 1997 and 1996 totaled approximately $135,000, $131,000 and $140,000, respectively.

As of September  30, 1998 and 1997,  approximately  $1,909,000  and  $2,377,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 1998 and 1997 was $6,109,000 and $12,157,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 1998, 1997 and 1996 were approximately $7,695,000, $12,122,000 and $13,651,000, respectively.
The

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       29

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

total specific allowance for loan losses related to these loans was approximately $29,000 and $117,000, respectively, on September 30, 1998 and 1997. Interest income on impaired loans of approximately $790,000, $1,147,000 and $1,346,000 was recognized in the years ended September 30, 1998, 1997 and 1996, respectively.

As of September 30, 1998 and September 30, 1997, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $2,213,000 and $3,185,000, respectively.

Accrued interest receivable at September 30, 1998 and 1997 is summarized below:


                                               1998      1997
                                               ----      ----
                                                (IN THOUSANDS)
                  Loans ....................   $4,983   $4,874
                  Investment securities ....    1,460      759
                  Mortgage-backed securities    1,274    1,261
                  FHLB stock dividends .....      155      139
                                               ------   ------
                                               $7,872   $7,033
                                               ======   ======

The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding mortgage loan commitments (excluding loans in process), which generally expire in 60 days, amounted to approximately $14,368,000 ($8,349,000 fixed rate, interest rates from 5.85% to 8.0%) as of September 30, 1998. In addition, as of September 30, 1998, the Company had determined that $17,626,000 may be lent to certain home builders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company.

(4)         LOAN SERVICING

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 1998 and 1997 are summarized as follows:



                                    1998      1997       1996
                                    ----      ----       ----
                                         (IN THOUSANDS)

                 FHLMC .........   $16,214   $22,888   $30,169
                 FNMA ..........    34,706    34,217    33,521
                 Other Investors       579     2,767     3,547
                                   -------   -------   -------
                                   $51,499   $59,872   $67,237
                                   =======   =======   =======

At September 30, 1998 and 1997, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FHLMC and FNMA serviced loans are reflected in the consolidated statements of financial condition as advance deposits by borrowers for taxes and insurance.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       30

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(5)         REAL ESTATE OWNED

Real estate owned at September 30, 1998 and 1997 includes the following:

                                                       1998        1997
                                                       ----        ----
                                                        (IN THOUSANDS)
      Real estate acquired in satisfaction of loans   $ 3,168    $ 2,892
      Allowance for losses ........................      (634)      (578)
                                                      -------    -------
                                                      $ 2,534    $ 2,314
                                                      =======    =======

Activity in the allowance for losses on real estate owned as of September 30, 1998 and 1997 is as follows:


                                            1998        1997        1996
                                            ----        ----        ----
                                                  (IN THOUSANDS)
      Beginning balance ................   $   578    $ 1,712    $ 1,857
      Provision for (reversal of) losses       136       (150)       117
      Allowance for losses  acquired ...      --         --           21
      Charge-offs ......................       (80)      (984)      (283)
                                           -------    -------    -------
      Ending balance ...................   $   634    $   578    $ 1,712
                                           =======    =======    =======

Provision for losses on real estate owned is included in income (losses) from real estate operations in the consolidated statements of earnings.

Legal and consulting fees relating to real estate operations and real estate owned are included in other expenses in the consolidated statements of earnings.

(6)    PREMISES AND EQUIPMENT

Premises and equipment at September 30, 1998 and 1997 are summarized as follows:



                                                         1998        1997
                                                         ----        ----
                                                          (IN THOUSANDS)
     Land .........................................   $  5,327    $  5,239
     Buildings and leasehold improvements .........     11,639       9,170
     Furniture, fixtures and equipment ............     10,091       8,080
                                                      --------    --------
                                                        27,057      22,489
     Less accumulated depreciation and amortization    (10,130)     (9,176)
                                                      --------    --------
                                                      $ 16,927    $ 13,313
                                                      ========    ========

Depreciation expense for the years ended September 30, 1998, 1997 and 1996 totaled $1,116,000, $952,000, and $902,000, respectively.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       31

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(7)    DEPOSITS

 Deposits at September 30, 1998 and 1997 are summarized as follows:

                                        1998                  1997
                                        ----                  ----

                                          Period-end               Period-end
                                  Amount  stated rate    Amount    stated rate
                                  ------  -----------    ------    -----------
                                                    (DOLLARS IN THOUSANDS)
Commercial checking             $  28,508              $  22,032
Noninterest-bearing personal
   checking accounts               26,446                 18,717
NOW                                60,129     1.13%       52,045     1.32%
Passbook                           92,698     2.06%       76,540     1.69%
Money market checking               1,721     1.27%        1,492     1.26%
Money market investment            39,353     2.59%       41,909     2.55%
Official checks                    10,429                  9,081
                                  -------               --------
                                  259,284                221,816
                                  -------                -------
Certificate accounts:
       2.01 - 3.00%                   328                    545
       3.01 - 4.00%                   ---                    ---
       4.01 - 5.00%                84,192                 88,472
       5.01 - 6.00%               540,210                553,986
       6.01 - 7.00%                33,673                 46,333
       7.01 - 8.00%                   434                    424
       8.01 - 9.00%                     5                   ---
                              -----------            ----------
                                  658,842                689,760
                               ----------              ---------
                                $ 918,126              $ 911,576
                                =========              =========
Weighted average interest rate     4.29%                  4.47%
                                   =====                  =====



Maturities of outstanding certificates of deposit are summarized as follows:


                                          1998       1997
                                          ----       ----
                                            (IN THOUSANDS)
                    Less than one year   $460,798   $467,204
                    One to three years    159,160    180,702
                    Over three years .     38,884     41,854
                                         --------   --------
                                         $658,842   $689,760
                                         ========   ========

The aggregate amount of certificates of deposit in amounts of $100,000 or more was approximately $62,727,000 and $62,006,000 at September 30, 1998 and 1997,
respectively. Balances of individual certificates in excess of $100,000 are not federally insured.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       32

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Interest expense on deposits is summarized as follows:


                                                     1998     1997      1996
                                                     ----     ----      ----
                                                         (IN THOUSANDS)
 Passbook accounts .............................   $ 1,674   $ 1,356   $ 1,506
    NOW, money market checking, and money market
 investment accounts ...........................     1,894     1,896     1,724
 Certificate accounts ..........................    36,651    35,892    31,210
                                                   -------   -------   -------
                                                   $40,219   $39,144   $34,440
                                                   =======   =======   =======


Early withdrawal penalties for the years ended September 30, 1998, 1997 and 1996 aggregated $191,391, $205,702, and $173,560, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $135,942 and $145,989 at September 30, 1998 and 1997, respectively, is included in other liabilities.

(8)    SHORT-TERM BORROWINGS

There were no short-term borrowings at September 30, 1998. At September 30, 1997, short-term borrowings were comprised of $30 million in advances from the Federal Home Loan Bank (FHLB) due at various dates through March, 1998, with fixed terms and fixed interest rates of 5.63% to 5.81% and a $100,000 note payable, maturing January, 1998, relating to the purchase of land.

Information concerning short-term borrowings is summarized as follows:

                                                     1998        1997
                                                     ----        ----
                                                  (DOLLARS IN THOUSANDS)
        Average balance during the year .........   $12,292    $29,301
        Average interest rate during the year ...      5.83%      5.62%
        Maximum month-end balance during the year   $40,300    $40,000

(9)    LONG-TERM DEBT

 Long-term debt at September 30, 1998 and 1997 is summarized as follows:


                                                          1998        1997
                                                          ----        ----
                                                            (IN THOUSANDS)
    Advances from the Federal Home Loan Bank (FHLB),
       due at various  dates  through
       September, 2008, with fixed terms and
       fixed interest rates of 5.46% to 6.5% .........   $145,000   $ 70,000
    ESOP Loan, paid off March, 1998 with a variable
       interest rate of prime plus .25%,
       8.75% at September 30, 1997                           --          375
                                                         --------   --------
                                                         $145,000   $ 70,375
                                                         ========   ========


Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       33

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

At September 30, 1998 and 1997, the FHLB advances and the ESOP loan have fiscal year maturity dates as follows:


                                       1998                     1997
                                       ----                     ----
                                             Weighted              Weighted
Year ending September 30,         Amount   average rate   Amount average rate
-------------------------         ------   ------------   ------ ------------
                                           (DOLLARS IN THOUSANDS)
         1998                 $     ---       ---       $     300     8.75%
         1999                       ---       ---              75     8.75%
         2000                       ---       ---          10,000     6.17%
         2001                     5,000        6.13%        5,000     6.13%
         2002                    10,000        6.10%       10,000     6.10%
    2003 and after              130,000        5.72%       45,000     6.10%
                                -------        -----       ------     -----
                              $ 145,000        5.76%     $ 70,375     6.13%
                              =========        =====     ========     =====


Other interest expense is summarized as follows:



                                         1998    1997     1996
                                         ----    ----     ----
                                             (IN THOUSANDS)
               Advances from the FHLB   $6,419   $5,962   $4,593
               ESOP loan ............       15       49       76
               Other ................        5        4        5
                                        ------   ------   ------
                                        $6,439   $6,015   $4,674
                                        ======   ======   ======

(10)   INCOME TAXES

Income tax expense (benefit) on income from continuing operations for the years ended September 30, 1998, 1997 and 1996 is summarized as follows:



                                 1998       1997        1996
                                 ----       ----        ----
                                       (IN THOUSANDS)
                 Current:
                    Federal   $ 10,751    $  5,868    $  5,832
                    State .      1,700         962         965
                              --------    --------    --------
                                12,451       6,830       6,797
                              --------    --------    --------
                 Deferred:
                    Federal       (195)      1,527      (1,170)
                    State .        (13)        254        (195)
                              --------    --------    --------
                                  (208)      1,781      (1,365)
                              --------    --------    --------
                              $ 12,243    $  8,611    $  5,432
                              ========    ========    ========



-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       34

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are as follows:


                                                          1998         1997
                                                          ----         ----
                                                            (IN THOUSANDS)
    Deferred tax assets:
       Allowance for bad debts ......................   $ 1,850    $ 1,713
       Valuation of real estate owned ...............       648        626
       Deferred compensation ........................       690        692
       Other ........................................      --           71
                                                        -------    -------
                                                          3,188      3,102
       Less valuation allowance .....................      (130)      (250)
                                                        -------    -------
           Total deferred tax assets ................     3,058      2,852
                                                        -------    -------
    Deferred tax liability:
       Net deferred loan fees and costs .............     3,220      3,332
       FHLB stock dividend ..........................       840        840
       Premises and equipment depreciation difference       653        447
       Purchase accounting adjustments ..............        52        360
       Cash to accrual adjustment ...................        44         88
       Installment sales ............................       140        128
       Other ........................................      --           17
                                                        -------    -------
           Total deferred tax liabilities ...........     4,949      5,212
                                                        -------    -------
                                                          1,891      2,360
    Unrealized gain (loss) on available for sale
    securities ......................................       415         (3)
                                                        -------    -------
           Net deferred tax liability ...............     2,306      2,357
                                                        -------    -------
    Less liability at beginning of year .............    (2,357)      (550)
    Change in unrealized gain on available for sale
       securities ...................................      (418)       (26)
    Other ...........................................       261       --
                                                        -------    -------
    Provision (benefit) for deferred income taxes ...   $  (208)   $ 1,781
                                                        =======    =======


Income tax expense on income from continuing operations is different than the amount computed by applying the United States Federal income tax rate of 35% for 1998 and 34% for 1997 and 1996 to income from continuing operations before income taxes because of the following:


                                                      1998    1997    1996
                                                      ----    ----    ----
      Statutory Federal income tax rate .........     35.0%   34.0%   34.0%
      State income tax (net of Federal income tax      3.6     3.6     3.6
      benefit)
      Other .....................................      2.7     1.7     1.0
                                                       ---     ---     ---
      Effective tax expense rate ................     41.3%   39.3%   38.6%
                                                      ====    ====    ====


Deferred income taxes payable of approximately $2,306,000 and $2,357,000 at September 30, 1998 and 1997, respectively, are included in other liabilities.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       35

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Retained earnings at September 30, 1998 includes approximately $14,800,000 base year tax bad debt reserve for which no deferred Federal and state income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,700,000 at September 30, 1998.

(11)   NET INCOME PER SHARE

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the twelve months ended September 30, 1998 and 1997. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents. Beginning with the quarter ended December 31, 1997, net income per share has been calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share", with previous periods restated.



                                                          1998           1997             1996
                                                          ----           ----             ----

Net income ........................................   $ 17,366,095    $ 13,326,761    $  8,640,216
                                                      ============    ============    ============

Weighted average common shares outstanding:
    Shares outstanding ............................     30,713,432      30,426,407      30,212,212
    Less weighted average uncommitted ESOP
      shares ......................................       (857,136)       (322,047)       (502,114)
                                                      ------------    ------------    ------------
       Total ......................................     29,856,296      30,104,360      29,710,098
                                                      ============    ============    ============

Basic earnings per share ..........................   $       0.58    $       0.44    $       0.29
                                                      ============    ============    ============


Weighted average common shares outstanding ........     29,856,296      30,104,360      29,710,098
  Additional dilutive shares related to stock
   options ........................................        490,374         586,817         597,455
                                                      ------------    ------------    ------------
  Total weighted average common shares and
   equivalents outstanding for diluted earnings per
   share computation ..............................     30,346,670      30,691,177      30,307,553
                                                      ============    ============    ============
Diluted earnings per share                            $       0.57    $       0.43    $       0.29
                                                      ============    ============    ============



Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company's stock for the period.

(12)   REGULATORY AND CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       36

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                      To be well capitalized
                                                                     For capital      under prompt corrective
                                                Actual             adequacy purpose     action provisions
                                          Amount     Ratio       Amount      Ratio       Amount    Ratio
                                          ------     -----       ------      -----       ------    -----
                                                                (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 1998
   Total Capital (to risk-
       weighted assets)                  $193,276     27.76%     $55,700     >8.0%      $69,625     >10.0%
   Tier I Capital (to risk-
       weighted assets)                   185,730     26.68%      27,850     >4.0%       41,775     > 6.0%
   Tier I Capital (to adjusted
       tangible assets)                   185,730     13.79%      53,883     >4.0%       67,354     > 5.0%
   Tangible Capital (to adjusted
       tangible assets)                   185,730     13.79%      20,206     >1.5%          n/a      n/a

AS OF SEPTEMBER 30, 1997
   Total Capital (to risk-
       weighted assets)                   $89,721     15.15%     $47,371     >8.0%      $59,213     >10.0%
   Tier I Capital (to risk-
       weighted assets)                    82,269     13.89%      23,685     >4.0%       35,528     > 6.0%
   Tier I Capital (to adjusted
       tangible assets)                    82,269      7.29%      33,842     >3.0%       56,404     > 5.0%
   Tangible Capital (to adjusted
     tangible assets)                      82,269      7.29%      16,921     >1.5%          n/a      n/a

The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

The Plan of  Conversion  (Note 1a) provided for the  establishment  of a special
"liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the Mutual Holding Company Reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings plus the amounts distributed to Bancorp by the Bank at the formation of Bancorp in 1997. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       37

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

For a period of one year after the date of the Conversion, total dividends paid to stockholders must not exceed the net income of the Company during the one year period.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its capital requirement before or after a proposed dividend.

On September 30, 1996, President Clinton signed The Deposit Insurance Funds Act of 1996, which was intended to recapitalize the Savings Association Insurance Fund ("SAIF") and substantially bridge the assessment rate disparity existing between SAIF and Bank Insurance Fund insured institutions. The new law subjected institutions with SAIF-assessable deposits, including the Bank, to a one-time assessment of 65.7 basis points of assessable deposits as of March 31, 1995, and provides for, among other things, a sharing of FICO bond obligation fundings by banks and thrifts and the eventual merger of the Bank Insurance Fund with the SAIF. The Bank's one-time assessment resulted in a pre-tax charge of approximately $4,552,000, which was paid on November 27, 1996 and, under provisions of the new law, was treated for tax purposes as a fully deductible "ordinary and necessary business expense" when paid. Results of operations for the year ended September 30, 1996 include a charge for this one-time assessment. Additionally, the Bank recorded a pre-tax charge of approximately $450,000 related to the application of this assessment to deposits held by Treasure Coast (see note 17) at March 31, 1995. Such charge was reflected as a cost of the acquisition of Treasure Coast.

13)    COMMITMENTS AND CONTINGENCIES

At September 30, 1998, the Company had irrevocable letters of credit aggregating approximately $1,395,000.

The Company and subsidiaries are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.

(14)   RELATED PARTY TRANSACTIONS

Directors, executive officers and principal stockholders of the Company had certain transactions with the Company in the ordinary course of business, as described below.

Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.

The summary of changes in the related party loans follows:


                                               1998       1997       1996
                                               ----       ----       ----
                                                    (IN THOUSANDS)
     Outstanding loans - beginning of year   $ 2,284    $ 1,786    $ 1,478
     New loans ...........................     4,714      3,015        842
     Repayments ..........................    (5,116)    (2,517)      (534)
                                             -------    -------    -------
     Outstanding balance - end of year ...   $ 1,882    $ 2,284    $ 1,786
                                             =======    =======    =======


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       38

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Koblegard, P.A. which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm. The Company paid approximately $122,000, $150,000, and $125,000 of legal fees in the years ended September 30, 1998, 1997 and 1996, respectively, to this law firm.

Richard K. Davis, a director of the Company, is also chairman of Richard K. Davis Construction Corp. ("Davis Construction"). In the years ended September 30, 1998 and 1997, the Company paid Davis Construction a total of $106,668 and $27,057, respectively, for a roof on a new branch facility and re-roofing of existing branch facilities. Additionally, Davis Construction constructed a new office and drive-in facility for the Company. This contract for $926,984 was awarded June 25, 1997. The contract was put out for competitive bid and was awarded to Davis Construction because it submitted the lowest bid for the contract. In the years ended September 30, 1998 and 1997, total payments relating to this contract were $853,990 and $72,994, respectively. Additional payments made during 1998 for tenant improvements in the new office totaled $102,938.

Richard B. Hellstrom, a director of the Company, is also President of Lindahl, Browning, Ferrari & Hellstrom, (LBF&H), an engineering firm. During 1998, LBF&H was selected to complete the modifications of an existing branch. This contract, worth $8,600, was awarded to LBF&H in April, 1998. Total payments made in 1998 related to the contract were $8,209. Additionally, payments to LBF&H during 1998 relating to the relocation of a branch totaled $16,441.

Prior to Richard N. Bird's nomination and subsequent election to the Board of Directors of the Company, Bird Realty Group, Inc. entered into a listing agreement with the Company on property listed at $3,895,000. Commissions of $30,833 and $25,000 were paid to Bird Realty in the years ended September 30, 1998 and 1997, respectively, with regard to the sale of the property.

(15)   OTHER EXPENSE

Other expense for the years ended September 30, 1998, 1997 and 1996 consists of the following:


                                       1998     1997    1996
                                       ----     ----    ----
                                            (IN THOUSANDS)
                  Data processing .   $1,243   $1,188   $1,092
                  Advertising .....      984      942      735
                  Professional fees      589      599      527
                  Postage .........      397      364      294
                  Insurance .......      174      162      214
                  Telephone .......      360      280      265
                  OTS assessment ..      227      212      190
                  Other ...........    2,251    1,639    1,193
                                      ------   ------   ------
                                      $6,225   $5,386   $4,510
                                      ======   ======   ======

(16)   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Amounts Due From Depository Institutions, Interest-Bearing Assets in Other Banks and Federal Funds Sold - The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale - Fair value equals carrying value.


-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       39

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Short and Long Term Advances from the FHLB - Rates currently available to the Company for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of FHLB advances.

ESOP Loan - The carrying amount of the ESOP loan is a reasonable estimate of fair market value.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

The estimated fair values of the Company's financial instruments at September 30, 1998 and 1997 are as follows:


                                                      1998                     1997
                                                      ----                     ----
                                               CARRYING      FAIR       CARRYING       FAIR
                                                AMOUNT       VALUE       AMOUNT        VALUE
ASSETS:                                                      (IN THOUSANDS)
   Cash and amounts due from depository
       institutions .......................   $  23,861    $  23,861   $  16,899    $  16,899
   Interest-bearing deposits in other banks      19,902       19,902      15,736       15,736
   Federal funds sold .....................      20,000       20,000         250          250
   Investment securities held to maturity .      29,989       30,273       5,000        4,993
   Investment securities available for sale      71,516       71,516      47,553       47,553
   Mortgage-backed securities held to
       maturity ...........................     201,049      204,842     176,854      178,954
   Loans held for sale ....................         714          736         141          144

   Loans ..................................     956,518      989,418     845,961      858,944
   Less allowance for loan losses .........     (11,818)        --       (11,691)        --
                                              ---------    ---------   ---------    ---------
       Loans, net .........................     944,700      989,418     834,270      858,944
                                              ---------    ---------   ---------    ---------
LIABILITIES:
   Commercial checking, non-interest-
       bearing personal, NOW, passbook,
       money market accounts and official
       checks .............................     259,284      259,284     221,816      221,816
   Certificate accounts ...................     658,842      665,877     689,760      691,406
   FHLB advances ..........................     145,000      148,046     100,000       98,887
   ESOP loan ..............................        --           --           375          375


Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       40

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(17)   BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

In January, 1994, as part of the reorganization to the stock form of ownership, the Company's Employee Stock Ownership Plan ("ESOP") purchased 900,208 shares of the Company's common stock at $1.664 per share, or $1,498,000, which was funded by a loan from an unaffiliated lender. In March, 1998, as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company's ESOP purchased 1,326,940 shares of the Company's common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company's cash contribution to the ESOP. GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. The ESOP's borrowing from the Company is eliminated in consolidation. For the years ended September 30, 1998 and 1997, total contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled approximately $162,000 and $259,000, respectively. At September 30, 1998, there were 726,051 allocated shares, 135,029 shares committed to be released, and 1,371,952 suspense (unallocated and not yet committed to be released) shares held by the ESOP. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 1998, 1997 and 1996, totaled $2,064,654, $1,155,066 and $766,500, respectively. At September
30, 1998, the fair value of the unallocated shares was $15,541,496.

RECOGNITION AND RETENTION PLANS AND STOCK OPTION PLANS

The Company's 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Stock (RRP Stock) and the granting of options to purchase common stock. On September 18, 1998, the Company awarded 630,296 RRP shares at $10.69 per share totaling $6,736,000. The total award will be amortized as compensation expense ratably over the participants' vesting periods of from 5 to 10 years. Management's current intention is to purchase Common Stock from market sources in order to fund the grants of RRP Stock. However, management's intention is based on current market conditions and is subject to change. In January, 1994, the Company's Recognition and Retention Plans ("RRP") purchased 385,803 shares at $1.664 per share totaling $642,000. The funds used to acquire the RRP shares were contributed by the Company. The purchase price of $642,000 was amortized as compensation expense ratably over the participants' vesting period of three years. Total compensation expense charged to earnings in the years ended September 30, 1998, 1997 and 1996, totaled $33,013, $53,511 and $213,996, respectively.

At September 30, 1998, the Company had stock option plans for the benefit of directors, officers, and other key employees of the Company. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 (1,498,615 shares granted at September 30, 1998) or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At September 30, 1998, 161,377 shares were available for future awards.



-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       41

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A summary of the Company's stock option plans is presented below:


                                                                           YEARS ENDED SEPTEMBER 30,
                                           1998                  1997                   1996
                                           ----                  ----                   ----
                                                WEIGHTED             WEIGHTED              WEIGHTED
                                                 AVERAGE              AVERAGE               AVERAGE
                                                EXERCISE             EXERCISE              EXERCISE
                                     NUMBER      PRICE     NUMBER      PRICE      NUMBER     PRICE
                                     ------      -----     ------      -----      ------     -----

Options outstanding
   beginning of year ..........      807,038    $ 1.94    1,022,234    $1.79    1,151,215    $1.71
Options granted ...............    1,513,615    $10.70       27,042    $5.57       27,042    $4.49
Options exercised .............     (387,496)   $ 1.70     (234,206)   $1.66     (140,999)   $1.66
Options forfeited .............      (13,484)   $ 1.66       (8,032)   $3.15      (15,024)   $1.66
                                  ----------    ------   ----------    -----   ----------    -----
Options outstanding end of year    1,919,673    $ 8.90      807,038    $1.94    1,022,234    $1.79
                                  ==========    ======   ==========    =====   ==========    =====
Options exercisable at year-end      146,733                302,056               209,806
                                     =======                =======               =======
Weighted average fair value of
   options granted during the year   $ 3.97                 $ 1.23                $ 1.10
                                     ======                 ======                ======

The following table summarizes information about stock options outstanding at September 30, 1998:


                                            OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                                                  WEIGHTED
                               NUMBER              AVERAGE             WEIGHTED             NUMBER              WEIGHTED
   RANGE OF EXERCISE        OUTSTANDING @         REMAINING             AVERAGE          EXERCISABLE @           AVERAGE
        PRICES                 9/30/98        CONTRACTUAL LIFE      EXERCISE PRICE          9/30/98          EXERCISE PRICE
        ------                 -------        ----------------      --------------          -------          --------------
        $ 1.664              321,622                   5.3                $ 1.66          143,028                  $ 1.664
   $ 2.746 to 4.493           60,400                   6.7                $ 3.53            3,705                    2.746
   $ 5.638 to 5.658           21,032                   8.3                $ 5.66              ---                  ---
   $ 6.365 to 6.781            3,004                   8.7                $ 6.41              ---                  ---
   $ 10.69 to 12.00        1,513,615                  10.0                $10.70              ---                  ---

Had compensation cost for the Company's stock-based compensation plans been determined consistent with Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:


                                                                  1998         1997
                                                                  ----         ----
Net income ..................................   As reported   $   17,366   $   13,327
                                                Pro forma         17,326       13,320
Net income per share - basic ................   As reported          .58          .44
                                                Pro forma            .58          .44
Net income per share - diluted ..............   As reported          .57          .43
                                                Pro forma            .57          .43

Only options granted after October 1, 1995 are included in pro forma amounts.

-------------------------------------------
HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       42

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The option method used to calculate the  Statement 123  compensation  adjustment
was  the  Binomial  model  with  the  following   grant  date  fair  values  and
assumptions:


                   Number of
    Date of          options         Grant date       Exercise         Risk free        Expected         Expected         Expected
     grant           granted         fair value         price        interest rate    life (years)      volatility        dividend
     -----           -------         ----------         -----        -------------    ------------      ----------        --------
   01/06/96           27,038         $ 1.10           $ 4.49             5.421%            5              38.71            $ .27
   11/27/96            6,009           1.21             5.64             5.912             5              29.89              .30
   01/06/97           18,028           1.19             5.66             6.291             5              28.33              .30
   06/16/97            2,704           1.50             6.37             6.276             5              30.71              .32
   06/20/97              300           1.67             6.78             6.271             5              31.11              .32
   07/08/98           15,000           4.68            12.00             5.433             5              32.66              .38
   09/18/98        1,498,615           3.96            10.69             4.517             5              35.13              .38

OTHER PLANS

The Company has a noncontributory-defined benefit pension plan covering all employees who have attained one year of service and 21 years of age. Pension expense was $8,700, $8,500, and $7,400, respectively, for the years ended September 30, 1998, 1997 and 1996. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 7.5%. The date of the most recent actuarial evaluation is June 30, 1997.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 25% of the first 6% of each participant's contributions. For the years ended September 30, 1998, 1997 and 1996, the Company's matching contribution totaled approximately $89,000, $83,000 and $75,000, respectively.

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 1998 and 1997, deferred directors' fees included in other liabilities aggregated $216,737 and $195,069, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. Such purchases were approximately $101,000, $273,000 and $238,000 in 1998, 1997 and 1996, respectively. After purchase of shares of the Company's common stock, the Company's liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 1998 and 1997, the Directors' Deferred Compensation Plan held 323,799 and 363,268 shares of the Company's common stock, respectively.

The Company also has a retirement plan for nonemployee directors (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the years ended September 30, 1998, 1997 and 1996, the charge to earnings relating to the Plan was insignificant.




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HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       43

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(18)   ACQUISITION OF TREASURE COAST

On June 1, 1996, the Company acquired all of the outstanding common stock of Treasure Coast Bank, FSB ("Treasure Coast"), a Florida based bank, for approximately $6.8 million in cash. The acquisition was accounted for using the purchase method. Treasure Coast had assets of approximately $75 million. The acquisition added one branch to the Company's branch network. The results of operations of Treasure Coast from June 1, 1996 to September 30, 1996 are included in the consolidated financial statements of the Company.

The fair value of assets acquired and liabilities assumed in conjunction with the acquisition of Treasure Coast was as follows:


                                                          (In thousands)
           Cash ...........................................   $ 2,315
           Investments ....................................     7,039
           Mortgage-backed securities .....................       287
           Loans receivable, net ..........................    62,575
           Accrued interest receivable ....................       437
           Real estate owned ..............................        86
           Property and equipment .........................     1,778
           Goodwill .......................................     3,365
           Other assets ...................................       542
                                                              -------
           Fair value of assets acquired ..................    78,424
                                                              -------
           Deposits .......................................    70,239
           Other liabilities ..............................     1,712
                                                              -------
           Fair value of liabilities assumed ..............    71,951
                                                              -------
           Acquisition costs ..............................       293
                                                              -------
           Purchase of Treasure Coast .....................     6,766
           Cash acquired ..................................     2,315
                                                              -------
           Purchase of Treasure Coast, net of cash acquired   $ 4,451
                                                              =======


The following table indicates the estimated net decrease in earnings resulting from the net amortization/accretion of the adjustments, including goodwill, resulting from the use of the purchase method of accounting during each of the years 1998 through 2002. The amounts (in thousands) assume no sales or dispositions of the related assets or liabilities.


                                            Net
                                        decrease of
Years ending September 30,              net earnings
--------------------------              ------------
       1998                                     (301)
       1999                                     (283)
       2000                                     (256)
       2001                                     (202)
       2002                                     (202)
       Thereafter                             (2,016)

Adjustments to fair value are being amortized on a straight-line basis, which approximates the level yield method, over the estimated average term of four years for loans, and one year for deposits. Goodwill does not qualify for amortization for tax purposes. Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill as of September 30, 1998 is $2.6 million.


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HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       44

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(19)   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The quarterly results of operations for the years ended September 30, 1998 and 1997 are as follows (in thousands):


                                                   FOR THE THREE MONTHS ENDED FISCAL 1998
                                            SEPTEMBER 30   JUNE 30      MARCH 31  DECEMBER 31
                                            ------------   -------      --------  ----------
Interest income ..........................    $ 25,015    $ 24,315     $ 22,773    $ 23,054
Interest expense .........................      12,057      11,375       11,459      11,766
                                               -------     -------      -------     -------
       Net interest income ...............      12,958      12,940       11,314      11,288
Provision for (recovery of) loan losses ..          66        (231)         651        (188)
                                               -------     -------      -------     -------
       Net interest income after provision
            for (recovery of) loan losses       12,892      13,171       10,663      11,476
Total other income .......................       1,298       1,887        1,085       1,580
Total other expenses .....................       6,412       5,987        5,927       6,117
                                               -------     -------      -------     -------
       Income before income taxes ........       7,778       9,071        5,821       6,939
Income tax ...............................       3,231       3,736        2,432       2,844
                                               -------     -------      -------     -------
Net income ...............................    $  4,547    $  5,335     $  3,389    $  4,095
                                               =======     =======      =======     =======
Net income per share
   Basic .................................    $   0.15    $   0.18     $   0.11    $   0.14
                                               =======     =======      =======     =======
   Diluted ..............................     $   0.15    $   0.18     $   0.11    $   0.13
                                               =======     =======      =======     =======



                                               FOR THE THREE MONTHS ENDED FISCAL 1997
                                            SEPTEMBER 30  JUNE 30     MARCH 31  DECEMBER 31
                                            ------------  -------     --------  -----------
Interest income ..........................     $22,009     $21,554     $20,723     $20,528
Interest expense .........................      11,777      11,447      11,002      10,932
                                               -------     -------     -------     -------
       Net interest income ...............      10,232      10,107       9,721       9,596
Provision for loan losses ................         326         205         126         125
                                               -------     -------     -------     -------
       Net interest income after provision
            for loan losses ..............       9,906       9,902       9,595       9,471
Total other income .......................       1,318       1,041         860         994
Total other expenses .....................       5,442       5,318       5,106       5,282
                                               -------     -------     -------     -------
       Income before income taxes ........       5,782       5,625       5,349       5,183
Income tax ...............................       2,272       2,209       2,048       2,082
                                               -------     -------     -------     -------
Net income ...............................     $ 3,510     $ 3,416     $ 3,301     $ 3,101
                                               =======     =======     =======     =======
Net income per share
   Basic .................................     $  0.12     $  0.11     $  0.11     $  0.10
                                               =======     =======     =======     =======
   Diluted ...............................     $  0.11     $  0.11     $  0.11     $  0.10
                                               =======     =======     =======     =======




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HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       45

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(20)   PARENT COMPANY FINANCIAL INFORMATION

Condensed Statements of Financial Condition at September 30, 1998 and 1997 and Condensed Statements of Operations and Cash Flows for the year ended September 30, 1998 and for the period June 25, 1997 through September 30, 1997 are shown below (in thousands) for Bancshares and it's predecessor, Bancorp (Note 1a), which was formed on June 25, 1997 in a reorganization accounted for in a manner similar to a pooling of interests:

CONDENSED STATEMENT OF FINANCIAL CONDITION

SEPTEMBER 30, 1998 AND 1997                                                       1998            1997
                                                                                  ----            ----
                                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Cash deposited at Harbor Federal ..........................................     $  12,215      $  11,241
Investment securities available for sale at market value ..................           453           --
Investment in Harbor Federal ..............................................       249,956         85,306
Income tax receivable from Harbor Federal .................................            34             10
Due from Harbor Federal ...................................................         1,277            369
                                                                                ---------      ---------
    Total assets ..........................................................     $ 263,935      $  96,926
                                                                                =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Due to Harbor Federal .................................................     $     152      $      97
    Other liabilities .....................................................            64             27
                                                                                ---------      ---------
        Total liabilities .................................................           216            124
                                                                                ---------      ---------
Stockholders' Equity:
    Preferred stock; $.10 par value; authorized 10,000,000 shares; none
        issued and outstanding ............................................          --             --
    Common stock; $.10 par value; authorized 70,000,000 shares;
        issued and outstanding 30,090,830 shares at September 30, 1998
        and 30,522,862 at September 30, 1997 ..............................         3,091          3,052
    Paid in capital .......................................................       189,958         23,874
    Retained earnings .....................................................        83,355         71,203
    Common stock purchased by:
        Employee stock ownership plan (ESOP) ..............................       (13,344)          (374)
        Deferred compensation plan ........................................          --             (946)
    Net unrealized gain on investment securities available for sale, net of
        income taxes ......................................................           659             (7)
                                                                                ---------      ---------
        Total stockholders' equity ........................................       263,719         96,802
                                                                                ---------      ---------
        Total liabilities and stockholders' equity ........................     $ 263,935      $  96,926
                                                                                =========      =========


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HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       46

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

CONDENSED STATEMENT OF OPERATIONS

                                                                                For the period
                                                                                 June 25, 1997
                                                                    Year ended      through
                                                                    eptember 30, September 30,
                                                                       1998          1997
                                                                       ------        -----
                                                                            IN THOUSANDS
Management fee to Harbor Federal ................................     $   (161)     $    (38)
Other expenses ..................................................         (197)          (27)
                                                                      --------      --------
    Loss before income tax benefit and earnings of Harbor Federal         (358)          (65)
Income tax benefit ..............................................           76            10
                                                                      --------      --------
    (Loss) before earnings of Harbor Federal ....................         (282)          (55)
Equity in net earnings of Harbor Federal ........................       17,648         3,565
                                                                      --------      --------
    Net income ..................................................     $ 17,366      $  3,510
                                                                      ========      ========


CONDENSED STATEMENT OF CASH FLOWS

                                                                         For the period
                                                                          June 25, 1997
                                                           Year ended       through
                                                          September 30,   September 30,
                                                              1998            1997
                                                             ------          -----
Cash used by operating activities:                                 IN THOUSANDS
    Net income .........................................     $  17,366      $   3,510
    Adjustments to net income:
        Equity in earnings of Harbor Federal ...........       (17,648)        (3,565)
        Increase in income tax receivable ..............           (53)           (10)
        Increase in payable to Harbor Federal ..........           160             37
        Increase in other liabilities ..................            86             27
                                                             ---------      ---------
        Net cash used by operating activities ..........           (89)            (1)
                                                             ---------      ---------

Cash used by investing activities:
    Purchase of investment securities available for sale          (514)          --
                                                             ---------      ---------
        Net cash used by investing activities ..........          (514)          --
                                                             ---------      ---------

Cash provided by financing activities:
    Net proceeds from issuance of common stock .........       150,223           --
    (Investment in)/amounts received from Harbor Federal      (143,889)        12,000
    Dividends paid .....................................        (5,414)          (790)
    Common stock options exercised .....................           657             32
                                                             ---------      ---------
        Net cash provided by financing activities ......         1,577         11,242
                                                             ---------      ---------

        Net increase in cash and cash equivalents ......           974         11,241

Cash and cash equivalents - beginning of period ........        11,241              0
                                                             ---------      ---------

Cash and cash equivalents - end of period ..............     $  12,215      $  11,241
                                                             =========      =========


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HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       47

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                                                                                  For the period
                                                                                   June 25, 1997
                                                                        Year ended    through
                                                                       September 30, September 30,
                                                                             1998      1997
                                                                            ------     -----
Supplemental disclosures:                                                    IN THOUSANDS

Changes in unrealized gain on securities available for sale net of tax     $   666     $    36
Amortization of stock benefit plans ..................................       2,097         369
Issuance of ESOP common stock ........................................      13,269        --
Satisfaction of  deferred compensation plan ..........................       1,046        --
Tax benefit of employee benefit plans ................................         175        --


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HARBOR FLORIDA BANCSHARES, INC. & SUBSIDIARIES 1998 ANNUAL REPORT
                                       48